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As filed with the Securities and Exchange Commission on October 15, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW CENTURY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	33-0683629 (I.R.S. Employer Identification No.)

18400 Von Karman Avenue, Suite 1000
Irvine, California 92612
(949) 440-7030
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Brad A. Morrice
Vice Chairman, President and Chief Operating Officer
New Century Financial Corporation
18400 Von Karman Avenue, Suite 1000
Irvine, California 92612
(949) 440-7030

Copy to:
David A. Krinsky, Esq.
O'Melveny & Myers LLP
610 Newport Center Drive
Newport Beach, California 92660-6429
(949) 760-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee

3.50% Convertible Senior Notes Due 2008	$210,000,000(1)	$235,987,500(3)	$19,092

Common Stock, $0.01 par value	—(2)	—	—(4)

(1)
The 3.50% Convertible Senior Notes Due 2008 (the "Notes") were issued at an original price of 100% of principal amount, which represents an aggregate initial issue price and an aggregate principal amount of $210.0 million.
(2)
There is being registered hereunder an indeterminate number of shares of common stock issuable upon conversion of the Notes. Initially the number of shares of common stock issuable upon conversion of the Notes is 6,034,686 (giving effect to the registrant's three-for-two stock split effected July 11, 2003). The Notes are convertible into shares of common stock at the rate of approximately 28.7366 shares of common stock for each $1,000 principal amount of the Notes, subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or other adjustment in the number of shares of common stock issuable as provided in the indenture governing the Notes.
(3)
This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of determining the registration fee. The above calculation is based on the average of the bid (112.00%) and ask (112.75%) prices for the Notes in secondary market transactions executed by the initial purchasers on October 9, 2003, as reported to the registrant by the initial purchasers.
(4)
Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with conversions of the Notes.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2003

The Information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
$210,000,000

3.50% Convertible Senior Notes Due 2008
and the Common Stock Issuable Upon Conversion of the Notes

        New Century Financial Corporation issued its 3.50% Convertible Senior Notes due July 3, 2008 in a private offering in an aggregate principal amount of $210,000,000. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

        The notes are convertible at any time prior to maturity into shares of our common stock at a conversion price of approximately $34.80 per share (subject to certain adjustments). This is equivalent to a conversion rate of approximately 28.7366 shares per $1,000 principal amount of the notes. Upon conversion, we will have the right to deliver cash in lieu of shares of our common stock or to deliver a combination of cash and shares of our common stock. The notes are general unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness and our other general unsecured obligations, and senior in right of payment to all our future subordinated indebtedness.

        The interest rate on the notes is an annual rate of 3.50% of the principal amount. Interest on the notes is payable in cash on January 3 and July 3 of each year until maturity. At maturity, on July 3, 2008, we will redeem the notes at their principal amount.

        You may require us to repurchase all or a portion of your notes, subject to specified exceptions, upon the occurrence of a fundamental change as described herein under "Description of Notes—Repurchase of Notes at a Holder's Option Upon a Fundamental Change."

        The notes are not listed on any national securities exchange or on Nasdaq. Our common stock is quoted on The Nasdaq National Market under the symbol "NCEN." The last reported bid price of our common stock on October 14, 2003 was $33.40 per share.

Investing in the notes involves risks.
See "Risk Factors" beginning on page 8.

        We will not receive any of the proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes by any of the selling securityholders. The notes or common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of our common stock may be offered from time to time through ordinary brokerage transactions on The Nasdaq National Market. The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of our common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of our common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
SUMMARY	4
RISK FACTORS	8
USE OF PROCEEDS	22
RATIO OF EARNINGS TO FIXED CHARGES	22
DIVIDEND POLICY	22
PRICE RANGE OF COMMON STOCK	23
CAPITALIZATION	24
DESCRIPTION OF NOTES	25
DESCRIPTION OF CAPITAL STOCK	49
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	52
CERTAIN ERISA CONSIDERATIONS	59
SELLING SECURITYHOLDERS	61
PLAN OF DISTRIBUTION	65
LEGAL MATTERS	67
EXPERTS	67
WHERE YOU CAN FIND MORE INFORMATION ABOUT NEW CENTURY FINANCIAL CORPORATION	68

ABOUT THIS PROSPECTUS

        This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC through what is known as the shelf registration process. Under this process, any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About New Century Financial Corporation."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "plan," "assume" or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

        You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders or our noteholders. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption "Risk Factors" as well as in our most recent Annual Report on Form 10-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section titled "Risk Factors" and our financial statements and the notes thereto, which are incorporated into this prospectus by reference, before making an investment in the notes or our common stock. As used in this prospectus, "New Century," "company," "we," "our," and "us" refer to New Century Financial Corporation, except where the context otherwise requires or as otherwise indicated. Unless otherwise indicated, all share and per share information in this prospectus reflect our three-for-two stock split structured as a stock dividend that was paid on July 11, 2003.

New Century Financial Corporation

Our Business

        We are a leading nationwide specialty mortgage banking company that, through our subsidiaries, originates, purchases, sells and services residential mortgage loans secured primarily by first mortgages on single-family residences. We offer mortgage products to borrowers who generally do not satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. We originate and purchase loans on the basis of the borrower's ability to repay the mortgage loan, the borrower's historical pattern of debt repayment and the amount of equity in the borrower's property (as measured by the borrower's loan-to-value ratio, or LTV). We have been originating and purchasing these types of loans since 1996 and believe we have developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows us to manage effectively the potentially higher risks associated with this segment of the mortgage industry.

Recent Development

        In October 2003, our board of directors approved an additional 1.0 million share allocation to our stock repurchase program bringing the total authorization to 5.8 million shares. Although we suspended our stock repurchase program in connection with our sale of the notes to the initial purchasers, we re-instituted that program and completed the repurchase of an aggregate of 3.8 million shares by September 30, 2003. We expect the number of shares and the timing of future repurchases to depend on our available cash, our stock price, general business conditions and other factors including alternative investment opportunities.

Our Corporate Information

        We were formed as a Delaware corporation in 1995. Our principal executive offices are located at 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612. Our telephone number is (949) 440-7030. Our Internet website is www.ncen.com. The contents of our website are not part of this prospectus.

Terms of the Notes

Issuer	New Century Financial Corporation
Seller	One or more of the selling securityholders. See "Selling Securityholders." We are not selling any of the securities.
Securities Offered	$210,000,000 principal amount of 3.50% Convertible Senior Notes due July 3, 2008 and shares of our common stock issuable upon conversion of the notes.
Issue Price	100% of the principal amount.
Maturity Date	July 3, 2008.
Interest
3.50% per year on the principal amount at maturity, payable semiannually in arrears on January 3 and July 3 of each year, beginning on January 3, 2004, calculated semiannually on the basis of a 360-day year comprised of twelve 30-day months.
Ranking
The notes are general unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. The notes are effectively subordinated to the claims of all creditors of our subsidiaries. See "Description of Notes — Ranking."
Conversion Rights	Holders may convert the notes prior to stated maturity, in multiples of $1,000 principal amount, at any time at the option of the holder under the following circumstances:
•
if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of any calendar quarter is greater than or equal to 110% of the conversion price per share of common stock, after which the notes will remain convertible until maturity;
•
during any 5 consecutive trading day period after any 10 consecutive trading day period in which the price of the notes for each day of such period was less than 105% of the conversion value (as described herein) and the conversion value for each day of such period was less than 90% of the principal amount per note, which we refer to as the "note price conditions";
•
if the notes are rated subsequent to their issuance, during any period in which the credit ratings assigned to the notes by either Moody's Investors Service, Inc. or Standard & Poor's Rating Services are downgraded by two or more rating levels or cease to be rated, provided that we have no obligation to have the notes rated; or

• upon the occurrence of specified corporate transactions described in this prospectus under "Description of Notes —Conversion of Notes."

The notes are convertible into shares of our common stock prior to maturity at a rate of 28.7366 shares of common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $34.80 per share), subject to our right to pay cash in lieu of issuing shares of common stock or to deliver a combination of cash and shares of our common stock. We refer to the number of shares of common stock into which each note is convertible (assuming that the note was then convertible) as the "conversion rate." The conversion rate is subject to adjustment under certain circumstances and has been equitably adjusted to account for the effects of our three-for-two stock split effected through a stock dividend paid on July 11, 2003.

Upon a conversion of a note following satisfaction of the note price conditions, we will deliver, at our election, either a number of shares equal to the lesser of (a) the conversion rate of the note, or (b) the quotient obtained by dividing the principal amount of such note by the closing price of our common stock on the trading day immediately before the date of conversion, or cash of equivalent value, or a combination of common stock and cash of equivalent value.
Sinking Fund	None.
Optional Redemption	The notes are not subject to redemption at our option prior to maturity.
Repurchase of Notes at Your Option Upon a Fundamental Change
Upon the occurrence of a fundamental change, as described in this prospectus, holders of notes will have the right to require us to repurchase for cash all or part of the notes at a price equal to 100% of their principal amount plus accrued and unpaid interest (including additional amounts). See "Description of Notes — Repurchase of Notes at a Holder's Option Upon a Fundamental Change."
Use of Proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus.
Trading
The notes issued in the initial private offering are eligible for trading on Nasdaq's screen-based automated trading system known as PORTAL, "Private Offerings, Resale and Trading through Automated Linkages." However, notes sold under this prospectus will no longer be eligible for trading in the PORTAL market. The notes are not currently listed and we do not intend to list the notes on any national securities exchange or on The Nasdaq National Market. We can give no assurance as to the liquidity of or trading market for the notes. Our common stock is traded on The Nasdaq National Market under the symbol "NCEN."

Risk Factors

        Investment in the notes or our common stock involves significant risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus or incorporated herein by reference before investing in the notes or our common stock.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing New Century. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the Notes

The notes will be subordinated to all of our secured indebtedness and effectively subordinated to indebtedness of our subsidiaries.

        The notes will be unsecured senior obligations of New Century and will not be guaranteed by any of our subsidiaries. Accordingly, the notes will be junior to all of our current and future secured indebtedness. As of June 30, 2003, we had approximately $4.6 billion of available credit on our warehouse and aggregation facilities, of which $250 million was uncommitted, that would have been senior to the notes (had the notes been outstanding at the time).

        Our right to receive any distribution of assets of any subsidiary upon that subsidiary's liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. Further, several of our warehouse and repurchase facilities are structured such that the obligation is of our Delaware business trust subsidiaries, which would protect the lender's interest in the collateral in the event of a liquidation or reorganization of the issuer. As a result, the notes are effectively subordinated to the claims of such creditors.

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.

        Although we are subject to restrictive covenants under instruments governing certain of our other existing indebtedness, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated.

        A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except to the extent described under "Description of Notes—Repurchase of Notes at a Holder's Option Upon a Fundamental Change."

We have broad discretion with respect to the use of proceeds from our sale of the notes to the initial purchasers.

        The net proceeds of our sale of the notes to the initial purchasers were approximately $181.9 million. Our management has broad discretion as to the use and allocation of those proceeds. We used $22.4 million of such proceeds to purchase call options with respect to our common stock from an affiliate of Bear, Stearns & Co. Inc. and we may use a portion of such proceeds to repurchase shares of our common stock. Accordingly, you will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of those proceeds, and management may use those proceeds in activities that do not ultimately increase stockholder value or provide funds to repay the notes at maturity.

Upon conversion of the notes, we will have the right to pay cash in lieu of issuing shares of our common stock.

        We have the right to elect to satisfy our conversion obligation to holders by issuing either common stock into which the notes are convertible, the cash value of the common stock into which the notes are convertible, or a combination thereof. Accordingly, upon conversion of a note, the holder might not receive any shares of our common stock, or the holder might receive few shares of common stock relative to the conversion value of the note. Further, our liquidity may be reduced to the extent we choose to deliver cash rather than shares of common stock upon conversion of notes.

We are a holding company, and we may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

        Although all of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on our indebtedness, including the notes. Accordingly, our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

We may not have the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

        Holders may require us to purchase their notes upon a fundamental change as described under "Description of Notes—Repurchase of Notes at a Holder's Option Upon a Fundamental Change." If we do not have access to sufficient funds to repurchase the notes, then we would not be able to repurchase the notes. We expect that we would require third-party financing to repay the notes in the event holders require us to purchase their notes upon a fundamental change, but we may not be able to obtain that financing on favorable terms or at all.

There is no active market for the notes and if an active trading market does not develop for the notes, holders may not be able to resell them.

        There is currently no public trading market for the notes, and we cannot assure you that an active trading market will develop for the notes or that you will be able to sell your notes. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading in the Nasdaq National Market. In addition, while the notes issued in the initial private offering have been designated fro trading in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market.

        In addition, under the registration rights agreement we entered into in connection with our sale of the notes, we are permitted to suspend the use of the registration statement containing this prospectus for specific periods of time for certain reasons.

        Further, even if a public market for the notes develops, the notes could trade at prices that may be lower than the price at which you purchased your notes depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the notes may be adversely affected by general declines or disruptions in the market for non-investment grade debt.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

        Holders of the notes are entitled to convert the notes into our common stock (or cash or a combination of cash and common stock), if, among other circumstances, the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of a calendar quarter exceeds 110% of the conversion price per share of common stock, after which the notes will remain convertible until maturity. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or diluted earnings per share. Should this contingency be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the diluted earnings per share calculation.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustments for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, extraordinary cash dividends and issuer tender or exchange offers as described under "Description of Notes—Conversion of Notes." The conversion rate will not be adjusted for other events, such as third party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock into which such notes may be convertible. The conversion rate of the notes has been equitably adjusted to account for the effects of our three-for-two stock split effected by a stock dividend paid on July 11, 2003. After giving effect to the stock split, the conversion rate is 28.7366 shares of common stock per $1,000 principal amount of the notes (equivalent to a conversion price of approximately $34.80 per share).

Hedging transactions and other transactions may affect the value of the notes.

        We used a portion of the net proceeds from the sale of the notes to purchase a call option on our common stock from an affiliate of Bear, Stearns & Co. Inc., which is expected to reduce potential dilution from conversion of the notes. The cost of this call option was partially offset by the sale to an affiliate of Bear, Stearns & Co. Inc. of a warrant to acquire shares of our common stock. In connection with these hedging arrangements, Bear, Stearns & Co. Inc. and its affiliates may take positions in our common stock in secondary market transactions and/or will enter into various derivative transactions. Such hedging arrangements could increase the price of our common stock. Bear, Stearns & Co. Inc. and its affiliates, or any transferee of any of its positions, may modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with such hedging. Such activity may adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Our notes may not be rated by one or more rating agencies or may receive a lower rating than anticipated.

        One or more rating agencies may rate the notes. If one or more rating agencies assign the notes a rating lower than expected by investors, or do not rate the notes, the market price of the notes and our common stock would be adversely affected.

Risks Related to Our Business

A material difference between the assumptions used in the determination of the value of our residual interests and our actual experience could negatively affect our financial position.

        As of June 30, 2003, the value on our balance sheet of our residual interests from securitization transactions was $211.5 million. The value of these residuals is a function of the delinquency, loss, prepayment speed and discount rate assumptions we use.

        It is extremely difficult to validate the assumptions we use in valuing our residual interests. In the future, if our actual experience differs materially from the assumptions, future cash flows and earnings could be negatively affected.

A prolonged economic slowdown or a lengthy or severe recession could hurt our operations, particularly if it results in a decline in the real estate market.

        The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they negatively affect loan-to-value ratios of the home equity collateral. In addition, because we make a substantial number of loans to credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could adversely affect our ability to sell loans, the prices we receive for our loans, the value of the loans underlying our on-balance sheet securitizations, or the value of our residual interests in securitizations, which could have a material adverse effect on our results of operations, financial condition and business prospects.

Our earnings may decrease because of increases or decreases in interest rates.

        Our profitability may be directly affected by changes in interest rates. The following are some of the risks we face related to an increase in interest rates:

  •
  An interest rate increase may reduce the spread we earn between the interest we receive on our loans and our funding costs.

  •
  A substantial and sustained increase in interest rates could adversely affect our loan origination volume because refinancing an existing loan would be less attractive and qualifying for a purchase loan may be more difficult.

  •
  During periods of rising interest rates, the value and profitability of our loans may be negatively affected from the date of origination or purchase until the date we sell or securitize the loan.

  •
  When we securitize loans, the value of residual interests we retain and the income we receive from the securitizations structured as financings are based primarily on the London Inter-Bank Offered Rate ("LIBOR"). This is because the interest on the underlying mortgage loans is based on fixed rates payable on the loans for the first two or three years while the bondholders are paid based on an adjustable LIBOR-based yield. An increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans and residual interests.

  •
  Our adjustable-rate mortgage loans have periodic and lifetime interest rate caps above which the interest rate on the loans may not rise. In the event of general interest rate increases, the rate of interest on these mortgage loans could be limited, while the rate payable on the senior certificates representing interests in a securitization trust into which these loans are sold may be uncapped. This would reduce the amount of cash we receive over the life of the loans in securitizations structured as financings and our residual interests, and could require us to reduce the carrying value of our residual interests.

        We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid, which also could require us to reduce the carrying value of our residual interests. If prepayments are greater than expected, the cash we receive over the life of our residual interests would be reduced. Higher-than-expected prepayments could also have a negative effect on the value of our servicing portfolio.

        Any such changes in interest rates could have a material adverse effect on our results of operations, financial condition and business prospects.

An interruption or reduction in the securitization and whole loan markets would hurt our financial position.

        We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of our previously securitized loans could harm our access to the securitization market. Accordingly, a decline in the securitization market or a change in the market's demand for our loans could have a material adverse effect on our results of operations, financial condition and business prospects.

If we are unable to maintain adequate financing sources, our earnings and financial position will suffer and jeopardize our ability to continue operations.

        We require substantial cash to support our operating activities and growth plans. In September 2003, we established a $2 billion asset backed commercial paper facility to provide us with cash to fund loan originations and purchases pending the pooling and sale of such loans. Other sources of cash include our warehouse and aggregation credit facilities and the proceeds from the sales and securitizations of our loans. As of June 30, 2003, we had eight short-term warehouse and aggregation credit facilities providing us with approximately $4.6 billion (of which $250 million is uncommitted) to fund loan originations and purchases pending the pooling and sale of such loans, not including the $2 billion asset backed commercial paper facility. If we cannot maintain or replace these facilities on comparable terms and conditions, we may incur substantially higher interest expense that would reduce our profitability.

        During volatile times in the capital markets, access to warehouse and aggregation financing has been severely constricted. If we are unable to maintain adequate financing or other sources of capital are not available, we would be forced to suspend or curtail our operations, which would have a material adverse effect on our results of operations, financial condition and business prospects.

New legislation could restrict our ability to make mortgage loans, which could adversely impact our earnings.

        Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a "high-cost" loan, and establishing enhanced protections and remedies for borrowers who receive such loans. However, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower's ability to finance the points and fees charged in connection with his or her loan. In addition, some of these laws and regulations provide for extensive assignee liability for warehouse lenders, whole loan buyers and securitization trusts. Because of enhanced risk and for reputational reasons, many whole loan buyers elect not to purchase any loan labeled as a "high cost" loan under any local, state or federal law or regulation. Accordingly, these laws and rules could severely constrict the secondary market for a significant portion of our loan production. This would effectively preclude us from continuing to originate loans that fit within the newly defined thresholds. For example, after the October 1, 2002 effective date of the Georgia Fair Lending Act, our lenders and secondary market buyers refused to finance or purchase our Georgia loans. As a result, we were forced to cease providing mortgages in Georgia until the law's amendment a few months later. Moreover, some of our competitors who are national banks or federally chartered thrifts may not be subject to these laws and may as a consequence be able to capture market share from us and other lenders. Passage of such laws could increase compliance costs, lower fee income and lower origination volume, all of which would have a material adverse effect on our results of operations, financial condition and business prospects.

As of July 1, 2003 we are no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which could adversely impact our earnings.

        The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan which has a prepayment penalty. Prepayment penalties are an important feature to obtain value on the loans we originate.

        Certain state laws restrict or prohibit prepayment penalties on mortgage loans. Prior to July 1, 2003, we relied on the federal Alternative Mortgage Transactions Parity Act (the "Parity Act") and related rules of the Office of Thrift Supervision (the "OTS") to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, other than federally chartered depository institutions, the federal preemption that federally chartered depository institutions enjoy. However, on July 1, 2003, a new OTS rule took effect that reduced the scope of the Parity Act preemption and, as a result, we will no longer be able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The new rule took effect on July 1, 2003. The elimination of this federal preemption requires us to comply with state restrictions on prepayment penalties. These restrictions prohibit us from charging any prepayment penalty in 8 states and restrict the amount or duration of prepayment penalties that we may impose in an additional 14 states. This may place us at a competitive disadvantage relative to financial institutions that will continue to enjoy federal preemption of such state restrictions. Such institutions will be able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer.

The scope of our operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

        We are licensed to originate and service mortgage loans in 50 states. Therefore, we must comply with the laws and regulations, as well as judicial and administrative decisions, for all of these jurisdictions, as well as an extensive body of federal law and regulations. The volume of new or modified laws and regulations has increased in recent years, and, in addition, individual cities and counties have begun to enact laws that restrict subprime loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, accurately interpret and properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

        Our failure to comply with these laws can lead to:

  •
  civil and criminal liability;

  •
  loss of approved status;

  •
  demands for indemnification or loan repurchases from purchasers of our loans;

  •
  class action lawsuits; or

  •
  administrative enforcement actions.

        Any of these results could have a material adverse effect on our results of operations, financial condition and business prospects.

If warehouse lenders and securitization underwriters face exposure stemming from legal violations committed by the companies to whom they provide financing or underwriting services, this could increase our borrowing costs and negatively affect the market for whole loans and mortgage-backed securities.

        In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held it liable for 10% of the plaintiff's damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by a mortgage lender customer. If other courts or regulators adopt this theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending and reduce the prices they pay for whole loans in order to build in the costs of this potential litigation. This could, in turn, have a negative effect on our results of operations, financial condition and business prospects.

High delinquencies or losses on the mortgage loans in our securitizations may decrease our cash flows or impair our ability to sell or securitize loans in the future.

        Loans we make to lower credit grade borrowers, including credit-impaired borrowers, entail a higher risk of delinquency and higher losses than loans we make to borrowers with better credit. Virtually all of our loans are made to borrowers who do not qualify for loans from conventional mortgage lenders. No assurance can be given that our underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. We continue to be subject to risks of default and foreclosure following the sale of loans through securitization. To the extent such losses are greater than expected, the cash flows we receive through residual interests and from our securitizations structured as financings would be reduced. Increased delinquencies or losses may also reduce our ability to sell or securitize loans in the future. Any such reduction in our cash flows or impairment in our performance could have a material adverse effect on our results of operations, financial condition and business prospects.

Our inability to realize cash proceeds from loan sales and securitizations in excess of the loan acquisition cost could adversely affect our financial position.

        The net cash proceeds received from loan sales consist of the premiums we receive on sales of loans in excess of the outstanding principal balance, plus the cash proceeds we receive from securitizations, minus the discounts on loans that we have to sell for less than the outstanding principal balance. If we are unable to originate loans at a cost lower than the cash proceeds realized from loan sales, our results of operations, financial condition and business prospects could be materially adversely affected.

Our warehouse and aggregation financing is subject to margin calls based on the lender's opinion of the value of our loan collateral. An unanticipated large margin call could adversely affect our liquidity.

        The amount of financing we receive under our warehouse and aggregation financing agreements depends in large part on the lender's valuation of the mortgage loans that secure the financings. Each such credit facility provides the lender the right, under certain circumstances, to reevaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition and business prospects.

We face intense competition that could adversely affect our market share and our revenues.

        We face intense competition from finance and mortgage banking companies and from Internet-based lending companies. In addition, certain government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the non-prime mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including non-prime loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase non-prime loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government- sponsored entities experience significantly higher-than-expected losses, such experience could adversely affect the overall investor perception of the non-prime mortgage industry.

        Certain large finance companies and conforming mortgage originators also originate non-prime mortgage loans to customers similar to the borrowers we serve. Competitors with lower costs of capital have a competitive advantage over us. In addition, establishing a wholesale lending operation such as ours requires a relatively small commitment of capital and human resources. This low barrier to entry permits new competitors to enter our markets quickly and compete with our wholesale lending business. Several new wholesale originators have been formed in recent years and have recruited former senior managers from our wholesale division. If these competitors are able to attract some of our key employees and disrupt our broker relationships, it could have a material adverse effect on our results of operations, financial condition and business prospects.

        The intense competition in the non-prime mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current wholesale and retail structures and information systems to compete effectively. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could have a material adverse effect on our results of operations, financial condition and business prospects.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

        We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change we expect to record a gain or loss on derivatives which would be offset by an inverse change in the value of loans or residual interests. We cannot assure you, however, that our use of derivatives will offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference herein.

We may not be able to account for the call options and warrants on an equity basis.

        With a portion of the net proceeds from the sale of the notes to the initial purchasers, we purchased a call option on our common stock from an affiliate of Bear, Stearns & Co. Inc. which we expect to reduce the potential dilution from conversion of the notes. The cost of this call option was partially offset by the sale to an affiliate of Bear, Stearns & Co. Inc. of a warrant to acquire shares of our common stock. We accounted for the call option that we purchased and the warrants that we sold as equity, which we believe to be consistent with generally accepted accounting principles. Such accounting treatment, however, depends on a variety of factors, certain of which are outside of our control. Accordingly, we may have to adjust our treatment of the call option, which adjustments could materially affect our balance sheet and results of operations.

A decline in the quality of servicing could lower the value of our residual interests and our ability to sell or securitize loans.

        In March 2001, we sold to Ocwen Federal Bank FSB the servicing rights on $4.8 billion of our servicing portfolio, which was comprised of 25 separate asset-backed securities. In August 2001, Ocwen began servicing all of our newly originated loans pending their sale or securitization. However, in February 2002, we announced the intent to re-establish our in-house loan servicing platform. By October 1, 2002, we began boarding all newly originated loans on our in-house servicing platform and at June 30, 2003, our total loan servicing balance was approximately $5.6 billion. Ocwen will continue to service the mortgage loans in our securities closed prior to 2003. See "Part I, Item 1. Business—Loan Servicing and Delinquencies" in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference herein. Poor servicing and collections by Ocwen could adversely affect the value of our residual interests, which could have a material adverse effect on our results of operations, financial condition and business prospects. Likewise, poor servicing and collections by our own servicing unit could adversely affect our ability to sell or securitize our loans, which in turn, could have a material adverse effect on our results of operations, financial condition and business prospects.

The subprime loans we originate generally have higher delinquency and default rates, which could result in losses on loans that we are required to repurchase.

        Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans beginning when we originate them. In whole loan sales our risk of delinquency typically only extends to the first payment, but when we securitize we continue to bear some exposure to delinquencies and losses through our residual interests and the loans underlying our on-balance sheet securitization transactions. We will need to establish reserves based on our anticipated delinquencies and losses. We also re-acquire the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing and appropriate loss reserves, our business, financial condition, liquidity and results of operations could be harmed.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

        When we originate mortgage loans, we rely heavily upon information supplied by third parties including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation, such persons and entities are often difficult to locate and it is often difficult to collect any monetary losses we have suffered from them.

        We have controls and processes designed to help us identify misrepresented information in our loan origination operations. We cannot assure you, however, that we have detected or will detect all misrepresented information in our loan originations.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

        The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such assignee liability. Recently, for example, the United States Federal Trade Commission ("FTC") entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the "agent" of the lender; the FTC imposed a fine on the lender in part because, as "principal," the lender was legally responsible for the mortgage broker's unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a subprime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers.

Our business could be harmed if courts rule that the OTS exceeded its statutory authority in adopting regulations in 1996 that allowed lenders like us to rely on the Parity Act to preempt state restrictions on prepayment penalties for adjustable-rate mortgages.

        A recent New Jersey state appellate court departed from prior decisions in other jurisdictions to hold that the OTS did not have the authority to adopt regulations in 1996 that allowed state housing creditors like us to rely on the Parity Act to preempt state limitations on prepayment penalties with respect to adjustable-rate mortgages. If that decision is not reversed on appeal, and if courts in other jurisdictions reach similar conclusions, we and other lenders could face litigation regarding the enforceability of prepayment penalties on our outstanding adjustable-rate loans and regarding charges that were imposed on our customers who paid prepayment penalties at the time they refinanced their adjustable-rate loans. We could also face contractual claims from our loan buyers and securitization trusts stemming from representations we made regarding the enforceability of our prepayment penalties. Such litigation and claims could have a material adverse effect on our business, financial condition and results of operations.

Our business is dependent upon conditions in California where we conduct a significant amount of our business.

        In 2002, approximately 40.5% of the mortgage loans we originated or purchased were secured by property in California. In the first half of 2003, approximately 39.9% of the mortgage loans we originated or purchased were secured by property in California. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster, such as an earthquake, or a major terrorist attack in California could adversely affect the value of the mortgaged properties in California and increase the risk of delinquency, foreclosure, bankruptcy, or loss on mortgage loans in our portfolio. This would negatively affect our ability to purchase, originate and securitize mortgage loans, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in the volume and cost of loans originated by our Wholesale Division may decrease our loan production and decrease our earnings.

        We depend primarily on independent mortgage brokers and, to a lesser extent, on correspondent lenders for the origination and purchase of our wholesale mortgage loans, which constitute the majority of our loan production. These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us. We compete with these lenders for the independent brokers' business on pricing, service, loan fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of our wholesale loans, which could have a material adverse effect on our results of operations, financial condition and business prospects.

If many of our borrowers become subject to the Soldiers' and Sailors' Civil Relief Act of 1940, our cash flows from our residual securities and our securitizations structured as financings may be adversely affected.

        Under the Soldiers' and Sailors' Civil Relief Act of 1940, a borrower who enters military service after the origination of his or her mortgage loan generally may not be charged interest above an annual rate of 6% during the period of the borrower's active duty status. The Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. A prolonged, significant military mobilization as part of the war on terrorism or the war in Iraq could increase the number of the borrowers in our securitized pools who are subject to this Act and thereby reduce the interest payments collected from those borrowers. To the extent the number of borrowers who are subject to this Act is significant, the cash flows we receive from loans underlying our on-balance sheet securitizations and from our residual interests would be reduced, which could cause us to reduce the carrying value of our residual interests and would decrease our earnings. In addition, the Soldiers' and Sailors' Civil Relief Act of 1940, as amended, imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower's period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Any such reduction in our cash flows or impairment in our performance could have a material adverse effect on our results of operations, financial condition and business prospects.

The inability to attract and retain qualified employees could significantly harm our business.

        We depend on our wholesale account executives and retail loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others. We believe that these relationships lead to repeat and referral business. The market for skilled executive officers, account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager leaves New Century, there is an increased likelihood that other members of his or her team will follow. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled account executives at manageable costs, we will be unable to continue to originate quality mortgage loans that we are able to sell for a profit, which would have a material adverse effect on our results of operations, financial condition and business prospects.

An interruption in or breach of our information systems may result in lost business.

        We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received, slower processing of applications and reduced efficiency in loan servicing. Further, because of the nature of our business, we collect and maintain the personal financial and other confidential data of our borrowers. We are required to comply with significant federal and state regulations with respect to the handling of customer information, and a failure, interruption or breach of our information systems could result in regulatory action and litigation against us. We cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our results of operations, financial condition and business prospects.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

        Our mortgage loan origination business is currently dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures, provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. Implementing this new technology and becoming proficient with it may also require significant capital expenditures. As these requirements increase in the future, we will have to fully develop these technological capabilities to remain competitive and any failure to do so could have a material adverse effect on our results of operations, financial condition and business prospects.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could adversely impact our earnings.

        When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our whole loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we are required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could negatively affect our cash flow and results of operations.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may foreclose and take title to residential properties, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition and results of operations could be materially and adversely affected.

Our charter and bylaws and Delaware law contain provisions that could discourage a takeover.

        Our amended and restated certificate of incorporation and our amended and restated bylaws include various provisions that could delay, defer or prevent a takeover attempt that may be in the best interest of our stockholders. These provisions include the existence of a classified board of directors, the ability of our board of directors to issue shares of our preferred stock without any further stockholder approval and requirements that (i) our stockholders give advance notice with respect to certain proposals they may wish to present for a stockholder vote, (ii) our stockholders act only at annual or special meetings and (iii) two-thirds of all directors approve a change in the number of directors on our board of directors. Issuance of our preferred stock could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of our common stock.

        We are also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. The preceding provisions of our charter and bylaws, as well as Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

If we do not manage our growth effectively, our financial performance could be harmed.

        In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. As of December 31, 1998, we had approximately 1,417 employees and by June 30, 2003, we had approximately 3,000 employees. Many of these employees have very limited experience with us and a limited understanding of our systems and controls. The increase in the size of our operations may make it more difficult for us to ensure that we originate quality loans and that we service them effectively. We will need to attract and hire additional sales and management personnel in an intensely competitive hiring environment in order to preserve and increase our market share. At the same time, we will need to continue to upgrade and expand our financial, operational and managerial systems and controls.

Various factors may cause the market price of our common stock to become volatile, which could adversely affect our ability to access the capital markets in the future.

        The market price of our common stock may experience fluctuations that are unrelated to our operating performance. In particular, the price of our common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through additional secondary offerings of our common stock, regardless of our financial performance.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. The proceeds from the sale of the notes and the common stock offered pursuant to this prospectus are solely for the account of the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the consolidated ratios of earnings to fixed charges of New Century for the periods shown:

	Six Months Ended June 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	5.52x	6.50	2.39	0.54	2.14	2.17

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of (a) pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (b) fixed charges. Fixed charges consist of interest expense and that portion of rental expense considered to be a reasonable estimate of the interest factor.

DIVIDEND POLICY

        We did not pay dividends on our common stock in fiscal 2001. We paid a quarterly cash dividend of $0.05 per share on our common stock for all four quarters of fiscal 2002. We increased our quarterly cash dividend payment for fiscal 2003 to $0.10 per share. During the first quarter of 2003, we paid a cash dividend on our common stock of $0.10 per share on January 31, 2003, to common stockholders of record as of January 15, 2003. During the second quarter of 2003, we paid a cash dividend on our common stock of $0.10 per share on April 30, 2003, to common stockholders of record as of April 15, 2003. On May 21, 2003, we declared a three-for-two stock split structured as a dividend that was paid on July 11, 2003. We also paid a cash dividend of $0.10 per share on July 31, 2003 to stockholders of record on July 15, 2003 ($0.15 per share prior to giving effect to our three-for-two stock split effected by a stock dividend paid on July 11, 2003). On October 1, 2003, we declared a cash dividend of $0.10 payable on October 31, 2003 to stockholders of record on October 15, 2003. The declaration of any future dividends will be subject to our stock price, earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

PRICE RANGE OF COMMON STOCK

        Our common stock has been quoted on the Nasdaq National Market under the symbol "NCEN" since our initial public offering in June 1997. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the Nasdaq National Market:

	High	Low
2001
First Quarter	$7.33	$4.00
Second Quarter	7.07	4.39
Third Quarter	8.00	5.77
Fourth Quarter	9.35	6.17
2002
First Quarter	15.97	7.87
Second Quarter	23.37	14.16
Third Quarter	23.19	13.50
Fourth Quarter	18.74	10.89
2003
First Quarter	21.80	16.35
Second Quarter	34.07	20.69
Third Quarter	31.50	21.54
Fourth Quarter (through October 14, 2003)	33.75	28.27

        As of October 14, 2003, the closing sales price of our common stock, as reported on the Nasdaq National Market, was $33.40. Such stock price and the stock prices set forth above give effect to our three-for-two stock split effected by a stock dividend paid in July 2003. As of October 8, 2003, the number of holders of record of our common stock was 73 and the number of outstanding shares of our common stock was 33,714,285.

CAPITALIZATION

        The following table reflects our cash and cash equivalents and capitalization as of June 30, 2003:

  •
  on an actual basis and

  •
  as adjusted to give effect to (a) the initial private offering of the notes and (b) the cost of the purchased call options with respect to our common stock from an affiliate of Bear, Stearns & Co. Inc., partially offset by the sale to an affiliate of Bear, Stearns & Co. Inc. of a warrant to acquire shares of our common stock (or, until we obtain stockholder approval, if any, to increase our authorized capital, shares of a to be newly created series of our preferred stock).

        This table should be read in conjunction with our audited consolidated financial statements, which are incorporated by reference into this prospectus.

	As of June 30, 2003
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$191,817	$373,715

Liabilities:
Warehouse and aggregation lines of credit	$2,049,572	$2,049,572
Financing on securitized mortgage loans	1,161,299	1,161,299

Total warehouse and aggregation lines of credit and financing on securitized mortgage loans	3,210,871	3,210,871
Existing notes payable	12,516	12,516
Convertible Senior Notes due 2008	—	204,328
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 7,500,000 shares; zero shares outstanding at June 30, 2003	—	—
Common stock, $0.01 par value. Authorized 45,000,000 shares; issued and outstanding 34,717,740 shares at June 30, 2003 (1)	347	347
Additional paid-in capital	125,298	102,868
Retained earnings, restricted	379,918	379,918

	505,563	483,133
Treasury stock, 1,440,450 shares at June 30, 2003, at cost (1)	(28,672)	(28,672)
Deferred compensation costs	(7,054)	(7,054)

Total stockholders' equity	469,837	447,407

Total capitalization	$482,353	$664,251

(1)
The number of shares of common stock outstanding as of June 30, 2003 excludes:

•
5,230,229 shares issuable upon exercise of options outstanding as of June 30, 2003, with a weighted average exercise price of $11.65 per share;

•
171,557 shares of common stock available for issuance under our employee stock purchase plan as of June 30, 2003, and 139,885 shares of common stock available for issuance under our stock option plan as of June 30, 2003.

        In addition, on September 10, 2003 we increased the number of our authorized shares of common stock to 100,000,000 shares.

DESCRIPTION OF NOTES

        We issued the notes to the initial purchasers on July 8, 2003 and July 14, 2003 under an indenture dated July 8, 2003 (the "indenture") between us and Wells Fargo Bank, N.A., as trustee (the "trustee"). The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following section summarizes some, but not all, provisions of the indenture and the registration rights agreement. We urge prospective investors to read the indenture and the registration rights agreement in their entirety because they, and not this description, define the rights of holders of the notes. We will provide copies of the forms of indenture and registration rights agreement to prospective investors upon request. For purposes of this section of the offering memorandum, references to "New Century," "we," "our," or "us" refer only to New Century Financial Corporation and not any of its current or future subsidiaries.

Brief Description of the Notes

        The notes:

  •
  are limited to $210.0 million in aggregate principal amount;

  •
  were sold to the initial purchasers at an issue price of 100% of the principal amount of the notes, which is $1,000 per note, plus accrued interest, if any, from the date of issuance;

  •
  pay cash interest at an annual rate of 3.50% of the principal amount, payable semiannually in arrears on July 3 and January 3 of each year, commencing on January 3, 2004;

  •
  are our general unsecured obligations, ranking equally with all of our other existing and future unsecured senior indebtedness and senior in right of payment with all of our future subordinated indebtedness;

  •
  are not subject to redemption at our option prior to maturity;

  •
  are subject at a holder's option to repurchase by us upon a fundamental change of New Century, as described in this offering memorandum, at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, to, but not including, the repurchase date;

  •
  may be converted by the holder into our common stock at a conversion rate of 28.7366 per $1,000 principal amount, which represents an initial conversion price of approximately $34.80 per share, provided that we have the right to pay cash in lieu of issuing shares of our common stock or to deliver a combination of cash and shares of our common stock upon conversion of a note, if:

  •
  the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of any calendar quarter is greater than or equal to 110% of the conversion price per share of common stock (the principal amount of a note divided by the then current conversion rate) on the last trading day of any calendar quarter, after which the notes will be convertible until maturity;

  •
  during the 5 trading day period after any 10 trading day period in which the note price was less than 105% of the conversion value and the conversion value for each day of such 10 trading day period was less than 90% of the principal amount per note on such day;

  •
  during any period in which the notes are rated by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group and the credit rating initially assigned to the notes by either rating agency is downgraded by two levels or more or the notes cease to be rated, provided that we have no obligation to have the notes rated; or

    •
    upon the occurrence of specified corporate transactions described under "—Conversion of Notes;" and

  •
  are due on July 3, 2008, payable in cash at maturity in an amount equal to the principal amount per note, plus accrued and unpaid interest (including additional amounts), if any, unless earlier converted or repurchased by us at the holder's option.

        On May 21, 2003, we declared a three-for-two stock split structured as a dividend that was paid on July 11, 2003. The conversion rate of the notes as described herein has been equitably adjusted to account for the effects of the stock split.

        The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. In addition, our subsidiaries are not restricted under the indenture from incurring additional indebtedness. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change of New Century, except to the extent described under "—Repurchase of Notes at the Holder's Option Upon a Fundamental Change" below.

        The notes were issued in book-entry form in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers of beneficial interests in the notes are effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

        A holder of notes may not sell or otherwise transfer the notes or the shares of common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under "—Restrictions on Transfer; Legends" and "—Registration Rights."

Payments on the Notes

        Principal of and interest (including additional amounts, if any) on the notes is payable, and the notes are exchangeable and transferable, at our office or agency maintained for such purposes (which initially will be the office of the trustee); provided, however, that payment of interest may be made at our option by check mailed to the person entitled to such interest as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

Interest

        The notes bear cash interest at an annual rate of 3.50% of the principal amount at maturity of the notes from the issue date, or from the most recent date to which interest has been paid or provided for. The first such cash interest payment date will be January 3, 2004. Cash interest is payable semi-annually in arrears on July 3 and January 3 of each year to holders of record at the close of business on June 17 or December 18 immediately preceding such interest payment date. Each payment of cash interest due on the notes will include interest accrued through the day before the applicable interest payment date (or purchase or, in certain circumstances, conversion date, as the case may be). Cash interest is calculated on a semi-annual basis of a 360-day year comprised of twelve 30-day months.

        We will repay the notes at their principal amount, plus accrued and unpaid interest (including additional amounts), if any, on July 3, 2008, unless earlier converted or repurchased by us at the holder's option.

        Under the indenture, we have agreed, and by purchasing or holding a beneficial interest in the notes each beneficial owner of the notes will be deemed to have agreed, among other things, for

United States federal income tax purposes, to treat the notes as indebtedness. See "Certain United States Federal Income Tax Considerations."

        We will also pay additional amounts on the notes under the circumstances described below under "—Registration Rights" and "—Conversion of Notes."

        Cash interest otherwise payable will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder. Additional amounts may continue to accrue even after conversion if we fail to comply with certain obligations as set forth below under "—Registration Rights."

        If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

Conversion of Notes

  General

        Holders have the right, at their option, to convert their notes, or a portion of their notes, into shares of our common stock, at any time prior to maturity under the circumstances described below, unless previously repurchased or converted, at a conversion rate of 28.7366 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $34.80 per share) subject to the adjustments described under the caption "—Conversion Rate Adjustments" and our right to pay cash in lieu of issuing shares of common stock or to deliver a combination of cash and shares of our common stock, as described below in "—Settlement Upon Conversion." The conversion rate of the notes as described herein has been equitably adjusted to account for the effects of our three-for-two stock split effected by a stock dividend paid on July 11, 2003.

        As required under the indenture, we recently amended our certificate of incorporation to increase our authorized capital. Until we completed that amendment to our certificate of incorporation to increase our authorized capital, we would have been required to deliver upon conversion of each note (other than a conversion upon satisfaction of the note price conditions, as described below under "—Conversion Upon Satisfaction of Note Price Conditions") (i) an amount of cash equal to the lesser of (a) the principal amount of such note, and (b) the conversion value of such note, and (ii) a number of shares of our common stock, not to exceed 14.9600 shares of common stock per note, equal in value to the excess (if any) of the conversion value of the note over its principal amount. The limit on the number of shares of our common stock that would have been issued upon conversion under such circumstances would have precluded holders from participating in appreciation of the price of our common stock above approximately $158.82 per share, giving effect to our three-for-two stock split effected on July 11, 2003, until we were able to increase our authorized capital. If we had not increased our authorized capital by the date that is 120 days after the original issuance of the notes, the notes would have borne additional interest at a rate of 0.25% of the principal amount per annum. The additional interest would have increased to a rate of 0.75% of the principal amount per annum if we had not increased our authorized capital by the date that is 210 days after the original issuance of the notes. We agreed to use reasonable best efforts to amend our certificate of incorporation to increase the number of shares that we are authorized to issue, which amendment required the approval of our stockholders. Stockholder approval of the amendment was obtained at our special meeting of stockholders held on September 10, 2003. As a result, such additional interest will not be payable and, upon conversion of each note, we will have the right to deliver shares of common stock, cash or a combination of cash and common stock, as described herein.

        Furthermore, even though our stockholders approved the amendment to our certificate of incorporation and we increased our authorized capital, we still retain the election to satisfy our conversion obligation to holders by issuing either common stock into which the notes are convertible, the cash value of the common stock into which the notes are convertible, or a combination thereof. Accordingly, upon conversion of a note, a holder might not receive any shares of our common stock, or it might receive fewer shares of common stock relative to the conversion value of the note.

        Except as described herein, we will not make any payment in cash or our common stock or other adjustment for accrued and unpaid interest (including additional amounts relating to any failure to obtain stockholder approval to increase our authorized capital) on the notes or dividends on any common stock issued upon conversion of the notes. If holders submit their notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date, they will receive the semiannual cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and they must pay funds equal to the semi-annual cash interest payable on the principal amount to be converted.

        On conversion of a note, except as described above, a holder will not receive any cash payment or additional shares in respect thereof representing additional amounts. Our delivery to the holder of the full number of shares of common stock into which the note is convertible, or in lieu of common stock, the cash value of such common stock or a combination of common stock and the cash value of such common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay any accrued and unpaid cash interest (including any additional amounts). As a result, accrued cash interest, and additional amounts are deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest (including additional amounts), if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

  Settlement Upon Conversion

        We will not issue fractional shares of common stock upon conversion of notes. Instead, for each fractional share we will pay a cash amount based upon the closing price of the common stock on the third trading day prior to the date on which the shares are given to the holder upon conversion. If at the time of receipt of the holder's notice of conversion, we have sufficient authorized capital stock to issue shares of common stock upon conversion of all the notes and we receive a holder's notice of conversion on or prior to the day that is 30 trading days prior to maturity (the "final notice date") the following procedures will apply:

  •
  If we choose to satisfy all or any portion of our obligation (the "conversion obligation") in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is 5 trading days following receipt of the holder's notice of conversion (the "cash settlement notice period").

  •
  If we timely elect to pay cash for any portion of the shares otherwise issuable to the holders, the holders may retract the conversion notice at any time during the 2 trading day period beginning on the day after the final day of the cash settlement notice period (the "conversion retraction period"); no such retraction may be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares).

  •
  If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the third trading day following the final day of the 20 trading day period beginning on the third trading day following the final day of the conversion retraction period (the "cash settlement averaging period"). Settlement amount will be computed as follows, except as to conversions upon satisfaction of the note price conditions, as described below:

    •
    If we elect to satisfy the entire conversion obligation in shares, we will deliver to the holders a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate.

    •
    If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holders cash in an amount equal to the product of:

    •
    a number equal to (i) the aggregate principal amount of the notes to be converted divided by 1,000 and multiplied by (ii)the conversion rate, and

    •
    the arithmetic average of the volume weighted average prices of our common stock during the cash settlement averaging period.

  •
  If we elect to satisfy a portion of the conversion obligation in cash (other than 100%), we will deliver to the holder such cash amount ("cash amount") and of shares equal to the greater of (i) zero and (ii) the excess, if any, of:

  •
  the number of shares equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate, minus

  •
  the number of shares that are equal to the quotient of the cash amount divided by the arithmetic average of the volume weighted average prices of our common stock during the cash settlement averaging period.

        "Volume weighted average price" per share on any trading day will be the volume weighted average price as displayed on Bloomberg (Bloomberg key-strokes: NCEN UQ <equity> AQR) on the NASDAQ from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day (or if such volume weighted average price is not available, the market value of one share on such trading day as we determine in good faith using a volume weighted method).

        In addition, we will pay cash for all fractional shares of our common stock.

        If at the time of receipt of the holder's notice of conversion, we have sufficient authorized capital stock to issue shares of common stock upon conversion of all the notes and we receive a holder's notice of conversion after the final notice date, the following procedures will apply:

  •
  If we choose to satisfy all or any portion of the conversion obligation in cash, we will have notified holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date.

  •
  Settlement amount will be computed and settlement dates will be determined in the same manner as set forth above except that the "cash settlement averaging period" shall be the 20 trading day period that begins on the date that is the 23rd trading day prior to the maturity date.

  •
  Settlement in cash will occur on the third trading day following the final day of such cash settlement averaging period and settlement in shares will occur at maturity.

  •
  A holder cannot retract such holder's conversion notice if the holder delivers the notice after the day that is 30 trading days prior to the maturity date of the notes (and the conversion notice therefore will be irrevocable).

        A "trading day" means a day on which the primary exchange on which our stock is traded and applicable options exchanges are scheduled to be open.

        "Undisrupted trading day" means a trading day on which our common stock does not experience the following during the entire regular trading day:

  •
  any suspension of or limitation imposed on trading of our common stock on any national or regional securities exchange or association or over-the-counter market,

  •
  any event (other than an event listed in the third bullet below) that disrupts or impairs the ability of market participants in general (i) to effect transactions in or obtain market values for our common stock on any relevant national or regional securities exchange or association or over-the-counter market, or (ii) effect transactions in or obtain market values for, futures or options contracts relating to our common stock on any relevant national or regional securities exchange or association or over-the-counter market, or

  •
  any relevant national or regional securities exchange or association or over-the-counter market on which our common stock trades closes on any exchange business day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such business day.

        Notwithstanding the above, if any trading day during a cash settlement averaging period is not a undisrupted trading day, then determination of the price for that day will be delayed until the next undisrupted trading day on which no price observation is occurring in relation to that cash settlement averaging period (whether because that day is a trading day during the cash settlement averaging period or because another delayed price observation is being made on that day). If this would result in a price being observed later than the eighth trading day after the last of the original twenty trading days in the cash settlement averaging period, then we will determine all prices for all delayed and undetermined prices on that eighth trading day based on our good faith estimate of our common stock's value on that date.

        If any trading day during a cash settlement averaging period is not a undisrupted trading day settlement (in cash and/or shares) will occur on the third trading day following the final day on which a price is observed in relation to such cash settlement averaging period.

        Special conversion provisions would have applied if we had not amended our certificate of incorporation to increase our authorized capital.

        Furthermore, a holder cannot retract such holder's notice of conversion (and the conversion notice will be irrevocable).

  Conversion Procedure

        To convert a note, a holder must (1) complete and manually sign a conversion notice and deliver the conversion notice to the conversion agent, (2) surrender the note to the conversion agent, (3) if required by the conversion agent, furnish appropriate endorsements and transfer documents and (4) if required, pay all transfer or similar taxes. The conversion rate will not be adjusted for any accrued and unpaid cash interest. A certificate for the number of full shares of common stock into which any note is converted (or, in lieu of common stock and at our option, the full amount of the cash value of such stock or a combination of common stock and the cash value of such stock into which the note is convertible) together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

        If the notes are subject to repurchase following a fundamental change, a holder's conversion rights on the notes so subject to repurchase will expire at the close of business on the second business day before the repurchase date, as the case may be, unless we default in the payment of the repurchase price. If a holder has submitted a note for repurchase upon a fundamental change, a note may only be converted if a holder withdraws the election in accordance with the indenture. If a holder elects to convert, we will have the right to deliver, in lieu of common stock and at our option, cash or a combination of cash or common stock.

  Conversion Upon Satisfaction of Common Stock Price Conditions

        Holders may surrender any of their notes for conversion if the closing price of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of any calendar quarter is greater than or equal to 110% of the conversion price per share of common stock. The conversion price per share as of any day will equal the principal amount of a note divided by the then current conversion rate. Upon the satisfaction of this condition, the notes will remain convertible until maturity.

        The initial conversion trigger price per share of our common stock is $38.28, giving effect to our three-for-two stock split effected on July 11, 2003. This conversion trigger price reflects the initial conversion price per share of common stock multiplied by 110%.

  Conversion Upon Satisfaction of Note Price Conditions

        Holders may surrender any of their notes for conversion into our common stock during any 5 consecutive trading day period after any 10 consecutive trading day period in which:

  •
  the note price of the notes for each day of such period was less than 105% of the conversion value, and

  •
  the conversion value for each day of such period was less than 90% of the principal amount per note.

        We refer to these conditions as the "note price conditions."

        Upon a conversion of a note following satisfaction of the note price conditions, we will deliver, at our election, either a number of shares equal to the lesser of (a) the conversion rate of such note, or (b) the quotient obtained by dividing the principal amount of such note by the closing price of our common stock on the trading day immediately before the date of conversion, or cash of equivalent value, or a combination of common stock and cash of equivalent value. Special conversion provisions would have applied if we had not amended our certificate of incorporation to increase our authorized capital.

        "Conversion rate" is the number of shares of common stock into which each note is then convertible (assuming that the note was convertible as of such date).

        "Conversion value" is equal to the product of the sale price for our common stock on a given day multiplied by the then current conversion rate.

        The "note price" on any date of determination means the average of the secondary market bid quotations per note obtained by us or the bid solicitation agent for $5,000,000 principal amount at maturity of the notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, this one bid shall be used. If we cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the notes from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the note price will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of our common stock on such determination date.

        We will appoint a bid solicitation agent in accordance with the indenture. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

  Conversion Upon a Credit Rating Event

        Holders will have the right, at their option, to convert their notes at any time during any period in which the notes are rated by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services ("S&P") and the credit rating initially assigned to the notes by either rating agency is downgraded by two levels or more or the notes cease to be rated, provided that we are under no obligation to have the notes rated.

  Conversion Upon Specified Corporate Transactions

        Holders will have the right, at their option, to convert their notes in the event:

  •
  we distribute to all holders of our common stock rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock at the time of announcement of such distribution;

  •
  we elect to distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities which distribution (together with all other distributions covered by this clause not triggering a conversion right during the preceding 12 months) has a per share value exceeding 5% of the sale price of the common stock on the day preceding the declaration date for the distribution; or

  •
  a fundamental change (as defined below under "—Repurchase of Notes at a Holder's Option Upon a Fundamental Change") occurs.

        In any such event, holders may convert their notes at any time after we notify them of such event (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution, or (2) until 40 days thereafter, in the case of a fundamental change. We will notify holders at least 20 days prior to the ex-dividend date for a distribution or within 20 business days of the occurrence of a fundamental change, as the case may be, of the occurrence of any such event. In the case of a distribution, holders may not convert their note if they will otherwise participate in the distribution without conversion as a result of holding the notes.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, holders may convert their notes at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. In the event holders do not convert their note during this time period, they will be entitled to receive, upon conversion, the kind and amount of cash, securities or other property that they would have received if they had converted the note immediately prior to such consolidation, merger or binding share exchange. If the transaction also constitutes a fundamental change, the holder can require us to repurchase all or a portion of its notes as described under "—Repurchase of Notes at a Holder's Option Upon a Fundamental Change."

  Conversion Rate Adjustments

        The conversion rate will be adjusted upon the occurrence of:

  •
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  •
  the subdivision or combination of our outstanding common stock;

  •
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current sale price per share, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  •
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in the first and third bullets above; and

  •
  dividends or distributions exclusively in cash referred to in the fifth bullet below;

  •
  the distribution to all or substantially all holders of our common stock of distributions solely in cash, excluding:

  (i)
  any dividend or distribution in connection with our liquidation, dissolution or winding up; or

  (ii)
  any quarterly cash dividend on our common stock that equals or exceeds the quarterly minimum dividend amount and, on an aggregate per-share basis, does not exceed the greater of:

  •
  the amount per share of our common stock of the preceding quarterly cash dividend on our common stock to the extent that such quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (ii), as adjusted to reflect subdivisions or combinations of our common stock; and

  •
  0.4375% of the average of the closing sale price of our common stock during the ten days immediately prior to the declaration date of the dividend.

      The quarterly minimum dividend amount (currently $0.10) equals our current quarterly dividend and will be adjusted in accordance with all conversion ratio adjustments that are not based on cash distributions.

      If any quarterly dividend results in an adjustment because it exceeds both of the amounts set forth in this clause (ii), the adjustment would cause an increase in the conversion rate based upon the amount by which the dividend exceeds the greater of the two amounts set forth above in this clause (ii). If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution; or

    (iii)
    any quarterly cash dividend on our common stock that is less than the quarterly minimum dividend amount and, on an aggregate per-share basis, is not less than the lower of:

    •
    the amount per share of our common stock of the preceding quarterly cash dividend on our common stock to the extent that such quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (iii), as adjusted to reflect subdivisions or combinations of our common stock; and

    •
    0.25% of the average of the closing sale price of our common stock during the ten days immediately prior to the declaration of the dividend.

      If any quarterly dividend results in an adjustment because it is less than both of the amounts set forth in this clause (iii), the adjustment would cause a reduction in the conversion rate based upon the amount by which the dividend is less than such amount;

  •
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration the value of which together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

  •
  all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment,

    exceeds an amount equal to 5% of our market capitalization on the expiration date of such tender offer.

        Notwithstanding the foregoing, adjustments to the conversion rate resulting from quarterly cash dividends may not cause the conversion rate to exceed the quotient obtained by dividing the principal amount of a note by the closing price of our common stock on the trading day immediately prior to the date on which we issue the notes.

        The maximum conversion rate described in the preceding sentence will be subject to adjustment in the same manner as the conversion rate adjusted described above, except no adjustment will be made to the maximum conversion rate as a result of cash distributions.

        In the event of:

  •
  any reclassification of our common stock, or

  •
  a consolidation, merger or combination involving New Century, or

  •
  a sale or conveyance to another person of the property and assets of New Century as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such an increase would be in the best interest of New Century. We may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event. We are required to give at least 15 days' prior notice of any such increase in the conversion rate.

        A holder may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Material United States Federal Income Tax Considerations—U.S. Holders—Dividends and Constructive Dividends on Common Stock."

        No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least 1.0%. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Ranking

        The notes constitute a senior unsecured general obligation of New Century, ranking equally with other existing and future senior unsecured indebtedness that we have incurred or may incur, ranking senior in right of payment to any future indebtedness that is expressly made subordinate to the notes and ranking subordinate to secured indebtedness we have incurred. For these purposes, the indenture defines "indebtedness" as constituting (a) all obligations for borrowed money; (b) all obligations evidenced by notes or other similar instruments; (c) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (d) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (e) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles; and (f) all indebtedness of others guaranteed by us or any of our subsidiaries or for which New Century or any of our subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

        Since the notes are obligations of New Century only and not of our subsidiaries, the notes are effectively subordinated to the claims of creditors of our subsidiaries. The amount of indebtedness which our subsidiaries may incur is not limited under the indenture.

Repurchase of Notes at a Holder's Option Upon a Fundamental Change

        In the event of a fundamental change, a holder will have the right to require us to repurchase for cash all or any part of the notes after the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount plus any accrued and unpaid interest (including additional amounts), if any, to, but excluding, the repurchase date. Notes submitted for repurchase must be $1,000 or an integral multiple thereof.

        On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

        To exercise the repurchase right, a holder must deliver, on or before the 30th business day after the date of our notice of a fundamental change, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

  •
  if certificated, the certificate numbers of notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        A holder may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if notes have been certificated, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        We will be required to repurchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. A holder will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

  •
  the notes will cease to be outstanding and interest (including additional amounts), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and any previously accrued and unpaid interest (including additional amounts), if any, upon delivery or transfer of the notes).

        A fundamental change will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of New Century;

  •
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of New Century (together with any new directors whose election to such board or whose nomination for election by the stockholders of New Century, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

  •
  New Century consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with New Century, in any such event pursuant to a transaction in which the outstanding voting stock of New Century is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding voting stock of New Century is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of New Century), or where (A) the outstanding voting stock of New Century is changed into or exchanged for (x) voting stock of the surviving corporation which is not disqualified equity interests (as defined below) or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding voting stock of the surviving corporation;

  •
  New Century is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "—Consolidation, Merger, Sale of Assets"; or

  •
  our common stock ceases to be quoted on the Nasdaq National Market system or another established securities exchange or automated over-the-counter trading market in the United States.

        "Disqualified equity interests" means any equity interest that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are, or upon the happening of an event or passage of time would be, required to be redeemed before July 3, 2008 or are redeemable at the option of the holder thereof at any time before July 3, 2008 (other than upon a fundamental change or sale of assets by New Century in circumstances where the holders of the notes would have similar rights), or are convertible into or exchangeable for debt securities at any time before July 3, 2008 at the option of the holder thereof.

        However, a fundamental change will not be deemed to have occurred if either:

  •
  the last sale price of our common stock for any 5 trading days within:

  •
  the period of 10 consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above, or

  •
  the period of 10 consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above,

    is at least equal to 105% of the quotient where the numerator is the principal amount per note and the denominator is the conversion rate in effect on such date; or

  •
  in the case of a merger or consolidation, at least 95% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the fundamental change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market system (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

        In addition, no bona fide securitization of assets shall constitute a fundamental change under the assets.

        For purposes of this fundamental change definition, "voting stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        The term "all or substantially all" as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Securities Exchange Act of 1934 (the "Exchange Act");

  •
  file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

        This fundamental change repurchase feature may make more difficult or discourage a takeover of New Century and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt or equity outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change repurchase price for the notes tendered by holders. In addition, we currently have outstanding debt and may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture.

Events of Default

        An event of default will occur under the indenture if:

  •
  there is a failure to pay any interest (including additional amounts) on any note when it becomes due and payable, if such failure continues for a period of 30 days;

  •
  there is a failure to pay the principal of (or premium, if any) on any note at its maturity (upon acceleration, required repurchase or otherwise);

  •
  (a) there is a failure of New Century to perform any other covenant required of us in the indenture, if such failure continues for a period of 60 days after written notice has been given, by certified mail, (x) to New Century by the trustee or (y) to New Century and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; (b) there shall be a default in the performance or breach of the provisions described in "—Consolidation, Merger, Sale of Assets"; or (c) New Century shall have failed to repurchase all or any part of the notes in accordance with the provisions of "—Repurchase of Notes at a Holder's Option Upon a Fundamental Change";

  •
  there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of New Century or any of its subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

  (i)
  involves the failure to pay the principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default shall continue after any applicable grace period, or

    (ii)
    results in the acceleration of such indebtedness prior to its stated maturity without such acceleration having been cured, waived or annulled for a period of 20 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $10.0 million or more;

  •
  there is a failure by New Century or any of its subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

  •
  there shall have been certain events in bankruptcy, insolvency or reorganization of New Century or any of its significant subsidiaries.

        If an event of default (other than as specified in the sixth bullet immediately above) shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding may, and the trustee at the request of such holders shall, declare an amount equal to the principal amount of the notes and any accrued and unpaid cash interest (including additional amounts), if any, on the notes through the date of such declaration, to be due and payable immediately by a notice in writing to us (and to the trustee if given by the holders of the notes). Thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceeding. If an event of default specified in the sixth bullet immediately above occurs and is continuing, then an amount equal to the principal amount of all the notes, together with any accrued and unpaid cash interest (including additional amounts), if any, through the occurrence of such event, shall automatically become due and payable.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest (including additional amounts) on all notes, (3) the principal amount of any notes which have become due otherwise than by such declaration of acceleration and interest thereon (including additional amounts) at a rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional amounts) at the rate borne by the notes; and (b) all events of default, other than the non-payment of the principal amount and any accrued and unpaid cash interest (including any additional amounts), which have become due solely by such declaration of acceleration, have been cured or waived.

        The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium, if any, or any accrued and unpaid interest (including additional amounts) on any note, fundamental change repurchase price of any note, or in respect of a failure to convert any note into common stock, cash or a combination of common stock and cash as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

        We are also required to notify the trustee within 5 business days of the occurrence of any default. We are required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred. The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

        The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of New Century to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default or else resign.

Modification and Waiver

        Modifications and amendments of the indenture relating to the notes may be made by New Century and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

  •
  change the stated maturity of the principal of, or any installment of interest (including additional amounts) on, any note or reduce the principal amount at maturity thereof or the rate of interest (including additional amounts) thereon, or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof or with respect to the conversion of notes;

  •
  amend, change or modify the obligation of New Century to repurchase all or any part of the notes in the event of a fundamental change in accordance with "—Repurchase of Notes at a Holder's Option Upon a Fundamental Change," including amending, changing or modifying any definitions with respect thereto;

  •
  reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults;

  •
  modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture relating to the notes cannot be modified or waived without the consent of the holder of each note affected thereby;

  •
  except as otherwise permitted under "—Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by New Century of any of its rights and obligations under the indenture;

  •
  amend or modify any of the provisions of the indenture relating to the subordination of the notes in any manner adverse to the holders of the notes;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture; or

  •
  reduce the principal amount at issuance, principal amount or the fundamental change repurchase price of any note, or amend or modify in any manner adverse to the holders of notes New Century's obligations to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

        Without the consent of any holders, New Century, when authorized by a resolution of the board of directors, and the trustee, at any time and from time to time, may enter into one or more supplemental indentures or agreements, in form and substance satisfactory to the trustee, for any of the following purposes:

  •
  to evidence the succession of another person to New Century or any other obligor upon the notes, and the assumption by any such successor of the covenants of New Century or obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture;

  •
  to add to the covenants of New Century or any other obligor upon the notes for the benefit of the holders or to surrender any right or power conferred in the indenture upon New Century or any other obligor upon the notes, as applicable, in the indenture or in the notes;

  •
  to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture or the notes; provided that, in each case, such provisions shall not adversely affect the interests of the holders;

  •
  to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

  •
  to add a guarantor;

  •
  to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

  •
  to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders as additional security for the payment and performance of the indenture obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to this indenture or otherwise; or

  •
  to provide for uncertificated notes in place of or in addition to certificated notes.

        The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal or interest (including additional amounts) on any note when due, (2) we fail to convert any note into common stock, cash or a combination of common stock and cash as required by the indenture, or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger, Sale of Assets

        New Century shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of affiliated persons, or permit any of its subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of New Century and its subsidiaries on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

  •
  either (a) New Century shall be the continuing corporation or (b) the person (if other than New Century) formed by such consolidation or into which New Century is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of New Century and its subsidiaries on a consolidated basis (the "surviving entity") shall be a corporation, a limited liability company, limited partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all the obligations of New Century under the notes and the indenture and the registration rights agreement, and the indenture and the registration rights agreement shall remain in full force and effect;

  •
  immediately before and immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

  •
  New Century or the surviving entity shall have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

        In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which New Century is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of New Century and New Century would be discharged from its obligations under the indenture, the notes and the registration rights agreements.

        Notwithstanding the foregoing, New Century may merge or consolidate with or into or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to a direct or indirect wholly owned subsidiary of New Century without complying with the above provisions in a transaction or series of transactions in which New Century remains the obligor on the notes.

        An assumption by any person of New Century's obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Registration Rights

        We and the initial purchasers have entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to file, at our expense, with the SEC within 120 days of the date on which we issue the notes a shelf registration statement, of which this prospectus forms a part, on Form S-1 or Form S-3, if the use of such form is then available, or any other appropriate form under the Securities Act permitting registration of the registrable securities to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC no later than 210 days of the date on which we issue the notes. Special additional registration provisions would have applied if we had not amended our certificate of incorporation to increase our authorized capital.

Because we were able to obtain stockholder approval to amend our certificate of incorporation and we increased our authorized capital prior to filing the shelf registration statement, we included all the registrable securities of the holders who satisfied the required conditions in the shelf registration statement and therefore we are not required to file another registration statement.

        Notwithstanding the foregoing, we will be permitted to prohibit offers and sales of registrable securities pursuant to the shelf registration statement or the additional shelf registration statement, if applicable, under certain circumstances and subject to certain conditions for a period not to exceed an aggregate of 30 days in any three-month period (any period during which offers and sales are prohibited being referred to as a "suspension period") and not to exceed an aggregate of 60 days in any 365-day period.

        "Registrable securities" means each note and any underlying share of common stock or any security into or for which such common stock has been converted or any security issued with respect thereto upon any stock dividend, split or similar event until the earliest of (i) its effective registration under the Securities Act and resale in accordance with the registration statement covering it, (ii) expiration of the holding period that would be applicable thereto under Rule 144(k) under the Securities Act were it not held by an affiliate of New Century, (iii) its sale to the public pursuant to Rule 144 under the Securities Act and (iv) the date that is two years after the later of the original issuance of the notes and the last date that New Century or any of its affiliates was the owner of such notes (or any predecessor thereto); and as a result of the events described in this paragraph, the transfer restriction legends are removed or removable.

        Holders of the registrable securities are required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement or the additional shelf registration statement, if applicable, within 30 business days after receipt of a request for information in order to have their registrable securities included in the shelf registration statement or the additional shelf registration statement, if applicable. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the additional amounts described in the following paragraph. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder's ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

        We will:

  •
  provide to each holder for whom a shelf registration statement was filed copies of the prospectus that is a part of such shelf registration statement;

  •
  notify each such holder when a shelf registration statement has become effective; and

  •
  take certain other actions as are required to permit unrestricted resales of the registrable securities.

        If:

  •
  the shelf registration statement is not filed with the SEC within 120 days of the date on which we issue the notes,

  •
  the shelf registration statement has not been declared effective by the SEC no later than 210 days of the date on which we issue the notes, or

  •
  the shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time

    (including any suspension period) which shall exceed 30 days in the aggregate in any 3-month period or 60 days in the aggregate in any 365-day period

(each such event referred to in the bullets above being referred to as a "registration default"), we will pay additional amounts to each holder of registrable securities, from and including the date following the registration default but excluding the day on which all registration defaults have been cured, who has timely provided the required selling securityholder information to us. The amount of additional amounts payable during any period during which a registration default shall have occurred and be continuing is:

  •
  in the case of notes, at a rate per year equal to 0.250% for the first 90-day period and at a rate per year equal to 0.500% thereafter of the principal amount of such notes, or

  •
  in the case of common stock issued upon conversion of the notes, at a rate per year equal to 0.250% for the first 90-day period and 0.500% thereafter of the principal amount of the holder's converted notes.

No additional amounts shall be payable in respect of cash issued in lieu of common stock upon conversion of the notes.

        So long as a registration default continues, we will pay additional amounts in cash on July 3 and January 3 of each year to the holder of record of the notes or shares of common stock issued upon conversion of the notes, as the case may be, on the immediately preceding June 17 or December 18. Following the cure of all registration defaults, additional amounts will cease to accrue with respect to such registration default.

        We will use our reasonable best efforts to cause the shelf registration statement to be effective for a period ending on the earliest of (1) two years after the later of the last date of original issuance of any of the notes and the date on which we or any of our affiliates owned any of the notes, (2) the date on which holders of registrable securities are able to sell all of the registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act, (3) the date when all of the registrable securities of those holders that have provided the information required are registered under the shelf registration statement and disposed of in accordance with the terms of the shelf registration statement, and (4) the date when all of the Registrable Securities of those Holders that have provided the information required have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

        The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the initial purchasers upon request.

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (at our option) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

        Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Transfer and Exchange

        We expect to appoint a security registrar, paying agent, bid solicitation agent, calculation agent and conversion agent. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent;

  •
  appoint additional paying agents, bid solicitation agents, calculation agents or conversion agents; or

  •
  approve any change in the office through which any security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent acts.

Repurchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at a holder's expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        Wells Fargo Bank, N.A. has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with New Century and any affiliate of New Century with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

Book-Entry, Delivery and Form

        We issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part only to DTC or another nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("direct participants") deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, ("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC's participants are on file with the SEC.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, holders will not be entitled to have the notes represented by the global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Restrictions on Transfer; Legends

        The notes and the shares of common stock which are issued upon conversion will be subject to certain restrictions on transfer set forth on the notes and in the indenture and on the share certificates, and certificates evidencing the notes and shares of common stock will bear legends regarding such transfer restrictions.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, and 7,500,000 shares of preferred stock, par value $0.01 per share. As of October 8, 2003, 33,714,285 shares of our common stock were outstanding, net of treasury stock, and no shares of our preferred stock were outstanding. On July 11, 2003, we effected a three-for-two stock split of our common stock in the form of a 50% stock dividend paid to all stockholders of record on June 11, 2003.

Common Stock

        Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, including the election of directors. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

        Holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefor. We paid a quarterly cash dividend of $0.05 per share on our common stock for all four quarters of fiscal 2002. We increased our quarterly cash dividend payment for the first quarter of fiscal 2003 to $0.10 per share. On April 30, 2003, we paid a quarterly cash dividend payment of $0.10 per share to common stockholders of record as of April 15, 2003. On May 21, 2003, we declared a cash dividend of $0.15 per share ($0.10 after giving effect to our three-for-two stock split). The dividend was paid on July 31, 2003 to stockholders of record at the close of business on July 15, 2003. On October 1, 2003, we declared a cash dividend of $0.10 per share payable on October 31, 2003 to stockholders of record at the close of business on October 15, 2003. The declaration of any future dividends will be subject to our earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

        In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and after satisfaction of the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights and are not subject to further assessments by us. All of the currently outstanding shares of our common stock are, and all shares of our common stock that may be issued upon conversion of the notes offered, upon issuance, will be, fully paid and nonassessable.

        The transfer agent and registrar for our common stock is U.S. Stock Transfer, Glendale, California.

Preferred Stock

        Our amended and restated certificate of incorporation currently provides that we are authorized to issue up to 7,500,000 shares of "blank check" preferred stock. Without any further approval by our stockholders, our board of directors may designate and authorize the issuance, upon the terms and conditions it may determine, of one or more additional classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights. The rights of holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, our outstanding voting stock, and make removal of our present board of directors more difficult. We have no present plans to issue shares of preferred stock other than those subject to the warrant described above.

Registration Rights

        Pursuant to a Registration Rights Agreement between us and certain of our original stockholders, if at any time after a public offering of our shares of common stock we propose to register our common stock under the Securities Act for our own account or the account of any of our stockholders or both, the stockholders party to this agreement are entitled to notice of the registration and to include registrable securities in the offering, provided that the underwriters of that offering do not limit the number of shares included in the registration. In addition, these stockholders are entitled to demand registration of their shares up to three times. These demand registration rights are subject to postponement by us under certain circumstances. An aggregate of 3,981,362 shares are subject to these registration rights. We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

        We have notified all holders of registration rights of our intention to file the resale registration statement, of which this prospectus forms a part, for the notes and the common stock issuable upon conversion of the notes and have received their waiver of registration rights.

Certain Provisions of Delaware Law

        As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 would prevent an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with us for three years following the date the person became an interested stockholder unless (i) before the person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding shares owned by persons who are both officers and directors and shares held by certain employee stock ownership plans), or (iii) following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by the affirmative vote of holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Limitation of Liability and Indemnification Agreements

        Our amended and restated certificate of incorporation provides that our directors will not be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent provided by applicable law. Under the Delaware General Corporation Law, a director's liability may not be limited:

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  for any breach of the director's duty of loyalty to us or to our stockholders;

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  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

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  for any transaction from which the director derived an improper personal benefit.

        The effect of the provisions of our amended and restated certificate of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided above. These provisions do not limit or eliminate our rights or the right of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

        Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limitations for settlements that are not approved by us, for losses covered by an insurance policy, for judgments for an accounting of profits pursuant to Section 16(b) of the Exchange Act and similar laws, and where prohibited by applicable law.

        We have entered into agreements with each of our directors and officers pursuant to which we indemnify each of our directors or officers, to the maximum extent permitted by applicable law, from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement that are incurred by the director or officer in his capacity as a director, officer, employee and/or agent of New Century or of any other corporation of which he is serving as a director or officer at our request. In addition, our directors and officers are entitled to an advancement of expenses to the maximum extent authorized or permitted by law.

Certificate of Incorporation and Bylaw Provisions

        Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws include various provisions that could delay, defer or prevent a takeover attempt that may be in the best interest of our stockholders. These provisions include:

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  the ability of our board of directors to issue additional shares of our preferred stock without any further stockholder approval;

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  the division of our board of directors into three classes, with each class serving a staggered three-year term;

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  a requirement that our stockholders give advance notice with respect to certain proposals they may wish to present for a stockholder vote;

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  a requirement that stockholders act only at annual or special meetings; and

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  a requirement that two-thirds of all directors approve a change in the number of directors on our board of directors.

        Issuance of our preferred stock could also discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This discussion describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and, to the extent described below, our common stock received upon an exchange, conversion or redemption of the notes. It applies to you only if you hold your notes as a capital asset for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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  a dealer in securities or currencies,

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  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

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  a bank,

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  a life insurance company,

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  a tax-exempt organization,

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  a person treated as a partnership for U.S. federal income tax purposes,

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  a person that owns notes that are a hedge or that are hedged against interest rate risks,

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  a person that owns notes as part of a straddle or conversion transaction for U.S. federal income tax purposes, or

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  a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

        The summary below does not address all of the tax consequences that may be relevant to you. In particular, it does not address:

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  the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes,

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  state, local or foreign tax consequences of the purchase, ownership or disposition of the notes, or

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  federal (except in respect of a Non-U.S. Holder (defined below)), state, local or foreign tax consequences of owning or disposing of our common stock.

        For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its partners or owners. Accordingly, if a partnership or other flow-through entity holds the notes, the tax treatment of a holder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

        This discussion is based on the Internal Revenue Code of 1986, as amended, or the "Code," its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No statutory, administrative or judicial authority directly addresses all of the tax consequences relating to the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

        If you are considering purchasing the notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

        For purposes of this summary, a U.S. holder is a beneficial owner of a note that is:

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  a citizen or resident of the U.S.;

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  a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A beneficial owner of notes that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

Classification of the Notes

        We intend to treat the notes as indebtedness for U.S. federal income tax purposes. Such treatment, however, is not binding on the IRS, and there can be no assurance that a court would not determine that the notes should be characterized, in whole or in part, as equity for U.S. federal income tax purposes. If it is determined that for U.S. federal income tax purposes the notes do not constitute indebtedness, the tax consequences with respect to the notes may be different than that described below, possibly with adverse effects.

        Pursuant to the transaction documents relating to the notes, we will agree, and each beneficial holder of a note, by acceptance of a note, will agree, to treat the notes as indebtedness for U.S. federal income tax purposes. It is assumed for the remainder of this discussion that the notes are treated as indebtedness for U.S. federal income tax purposes. Holders should consult their tax advisors concerning the tax treatment of holding the notes and particularly the tax consequences if the notes are not considered to be indebtedness for U.S. federal income tax purposes.

U.S. Holders

  Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments, other than fixed periodic interest, that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes were not issued with original issue discount, and the remainder of this discussion assumes that the notes are not issued with original issue discount.

  Market Discount

        A U.S. Holder that purchases notes for an amount that is less than the issue price of the notes will be treated as having purchased such note at a "market discount," unless the amount of such market discount is less than a specified de minimis amount. Since the notes were not issued with original issue discount, the issue price of a note will generally equal its principal amount. Under the market discount rules, a U.S. Holder will be required to treat any gain on the maturity, sale, sale, exchange, retirement or other disposition of notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such notes at the time of such disposition. In addition, a U.S. Holder may be required to defer, until the maturity of the notes or earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the notes, unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder of notes may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors regarding this election.

  Amortizable Bond Premium

        A. U.S. Holder that purchases notes for an amount greater than the sum of all amounts payable on the notes after the purchase date, will be considered to have purchased such notes with a "bond premium." Bond premium, however, does not include any amount attributable to the conversion feature of the notes. The amount of bond premium that is attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature.

        Subject to certain limitations, a U.S. Holder may elect to deduct the allowable amortizable bond premium when computing such holder's taxable income. Any election to amortize bond premium applies to all debt obligations (other than debt obligations the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors regarding this election.

  Conversion of Notes into, or Exchange of Notes Solely for, Common Stock

        If a U.S. Holder converts notes or exchanges notes, and we deliver solely common stock in the conversion or exchange, a U.S. Holder will generally not recognize gain or loss except (i) to the extent of cash received in lieu of a fractional share of our common stock, (ii) to the extent that the common stock issued upon conversion is attributable to accrued interest on the notes (which will be treated as interest for federal income tax purposes), and (iii) with respect to market discount (as described above).

        If a U.S. Holder receives cash in lieu of a fractional share of common stock, the holder will generally recognize capital gain or loss, for U.S. federal income tax purposes, equal to the difference between the amount of cash received and the tax basis in such fractional share. Such gain or loss will generally be long-term if the U.S. Holder's holding period in respect of the notes is more than one year.

        A U.S. Holder's tax basis in the common stock received upon conversion or exchange should generally equal such holder's tax basis in notes tendered in exchange therefore, less the tax basis allocated to any fractional share for which cash is received. A U.S. Holder's holding period in the common stock received upon conversion or exchange of notes will include the holding period of notes so converted or exchanged.

  Exchange of Notes for Common Stock and Cash

        If a U.S. Holder converts or exchanges the notes, and we deliver a combination of cash and common stock in the conversion or exchange, then, in general:

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  except with respect to market discount, a U.S. Holder should recognize gain (but not loss) to the extent that the cash and the value of the shares exceed its adjusted tax basis in the note, but in no event should the amount of recognized gain exceed the amount of cash received;

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  a U.S. Holder will be required to include in gross income all accrued and unpaid interest up to the date of conversion;

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  a U.S. Holder's basis in the shares received should be the same as its basis in the note purchased by us (exclusive of any basis allocable to a fractional share), decreased by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized by such holder (other than gain with respect to a fractional share); and

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  the holding period of the shares received in the exchange should include the holding period for the note that was purchased, except that the holding period of shares attributable to accrued interest may commence on the day following the date of delivery of common stock, although there is no authority precisely on point.

  Sale, Exchange or Other Disposition of the Notes

        Upon the sale, exchange or other disposition of notes (other than a conversion of notes into our common stock and except as provided in this paragraph), except with respect to market discount, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the conversion, repurchase, sale or other disposition and (ii) the U.S. Holder's adjusted tax basis in notes or common stock received on a conversion or exchange of notes. Such gain or loss will be long-term if the U.S. Holder's holding period in respect of such notes is more than one year. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income.

  Dividends and Constructive Dividends on Common Stock

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction equal to a portion of any dividends received. The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our stockholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital and then as capital gain, as described above.

  Sale of Common Stock

        A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

  New Tax Legislation

        As part of the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), signed into law on May 28, 2003, the maximum tax rate on dividends was generally reduced to 15% for tax years through 2008. In general, a dividend would not be eligible for the 15% rate if the stock was held for 60 days or less. In addition, the Act established a maximum tax rate of 15% on net long-term capital gains of individuals, trusts and estates effective for gains properly taken into account after May 5, 2003. The Act also had the effect of reducing the backup withholding rate. Prospective investors are encouraged to consult with their own tax advisors regarding the application to them of the provisions of the Act.

Non-U.S. Holders

  Taxation of Interest

        Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

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  owns, actually or constructively, at least 10 percent of our voting stock, or

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  is a "controlled foreign corporation" that is related, directly or indirectly, to us.

        In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock (by vote or value) is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock. Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30 percent rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the U.S. and the Non-U.S. holder's country of residence.

        The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form under penalties of perjury to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership. The portfolio interest exception, described above, may not apply to Non-U.S. Holders holding the notes in connection with the conduct of a U.S. trade or business (through a U.S. permanent establishment, in the case of a Non-U.S. Holder entitled to the benefits of an applicable tax treaty). In such case, a Non-U.S. Holder will be subject to U.S. federal income tax on receipt of interest that is effectively connected with the conduct of such trade or business (and attributable to such permanent establishment, in the case of a Non-U.S. Holder entitled to the benefits of an applicable tax treaty); and, if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

  Conversion of Notes into, or Exchange of Notes Solely for, Common Stock

        Upon conversion of notes into, or an exchange of notes solely for, common stock, a Non-U.S. Holder will generally not be subject to U.S. federal income tax. See "U.S. Holders—Sale, Exchange or Other Disposition of the Notes" above regarding the taxation of cash received, including cash received in lieu of a fractional share of common stock, upon a conversion or exchange.

  Dividends and Constructive Dividends on Common Stock

        Dividends paid or constructive dividends deemed paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate subject to reduction; by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits; or, upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business. A Non-U.S. Holder that is engaged in the conduct of a U.S. trade or business (through a U.S. permanent establishment, in the case of a Non-U.S. Holder entitled to benefits of an applicable tax treaty) will be subject to U.S. federal income tax on receipt of a dividend or a constructive dividend in the same manner as such holder is subject to U.S. federal income tax on interest. See "Non-U.S. Holder—Taxation of Interest".

  Conversion of Notes into, or Exchange of Notes for, Cash or Other Sale, Repurchase or Disposition

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a conversion of notes into, or an exchange of notes for, cash or cash and common stock, a sale, or repurchase for cash or the receipt of cash in lieu of a fractional share of our common stock, or other disposition of notes or common stock unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the U.S. for 183 or more days during the taxable year and certain other requirements are met. See "U.S. Holders—Exchange of Notes for Common Stock and Cash" and "U.S. Holders—Sale, Exchange or other Disposition of the Notes" above regarding the calculation of gain. Any such gain that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder (and attributable to a U.S. permanent establishment, in the case of a Non-U.S. Holder entitled to the benefits of an applicable tax treaty) will be subject to U.S. federal income tax on a net income basis and, if such Non-U.S. Holder is a corporation, may also be subject to the branch profits tax described above.

Backup Withholding and Information Reporting

        The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold a 28% tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures. The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to Non-U.S. Holders, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting. Such payments may also by subject to backup withholding in the circumstances described in the immediately preceding paragraph. If, however, the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception will not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a United States trade or business. In such case, the sale will generally by subject to information reporting and may be subject to backup withholding in the circumstances described in the immediately preceding paragraph. Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

        Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

        THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase, ownership and disposition of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws"); and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

General Fiduciary Matters

        ERISA impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA (an "ERISA plan") and prohibit certain transactions involving the assets of an ERISA plan or a plan subject to Section 4975 of the Code (each a "benefit plan") and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a benefit plan or the management or disposition of the assets of such a benefit plan, or who renders investment advice for a fee or other compensation to such a benefit plan, is generally considered to be a fiduciary of the benefit plan.

        In considering the purchase of notes to be held as the assets of any plan, a fiduciary should determine whether the investment in the notes is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit benefit plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," "within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person that engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA.

        Whether or not any of our underlying assets are deemed to be "plan assets," as described below, the purchase and holding of the notes by a benefit plan with respect to which we or the transferor of the notes is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the purchase and holding of the notes. These class exemptions include, without limitation, PTCE 91-38 regarding bank collective investment funds, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 84-14 regarding transactions determined by independent qualified professional asset managers, PTCE 95-60 regarding life insurance company general accounts and PTCE 96-23 regarding transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

        ERISA and the Code do not define "plan assets." However, regulations (the "plan asset regulations") promulgated under ERISA by the DOL generally provide that when a benefit plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the benefit plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the plan asset regulations. Although there is little pertinent authority, it is anticipated that the notes will not constitute an equity interest in New Century. However the common stock issuable upon conversion of the notes will constitute an equity interest in New Century.

        It is not anticipated that (i) we will be an investment company registered under the Investment Company Act or (ii) we will monitor whether investment in the common stock issuable upon conversion of the notes by benefit plan investors will be "significant" for purposes of the plan asset regulations. It is anticipated that we will qualify as an "operating company" and/or the common stock issuable upon conversion of the notes will constitute "publicly-offered securities," each within the meaning of the plan asset regulations, although no assurances can be given in this regard.

Plan Asset Consequences

        If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the need to hold such assets in trust, (ii) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, which could materially affect our operations, (iii) potential liability of persons having investment discretion over the plan assets provided to us should our use or investment of such assets not conform to ERISA's prudence and fiduciary standards, and (iv) the possibility that certain transactions in which we might engage would constitute "prohibited transactions" under ERISA and the Code.

Representation

        Accordingly, by acceptance of the notes (or any interest therein) or the common stock issuable upon conversion of the notes (or any interest therein), each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser or transferee holds its interest in the notes, or the common stock issuable upon conversion of the notes, no portion of the assets used by such purchaser or transferee to acquire and hold its interest in the notes or common stock issuable upon conversion of the notes constitute assets of any plan or (ii) the acquisition and holding of the notes (or any interest therein) or the common stock issuable upon conversion of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing notes or common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel to determine whether such plan is subject to Title I of ERISA, Section 4975 of the Code or any similar laws.

SELLING SECURITYHOLDERS

        The notes were originally issued by us to Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the initial purchasers) and resold by them in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

        Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of our common stock during the offering, the selling securityholders will not own any notes or shares of common stock, other than the shares of common stock appearing under the column entitled "Beneficial Ownership After Offering—Number of Shares of Common Stock." We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or shares of common stock. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below.

					Beneficial Ownership After Offering
			Number of Shares of Common Stock Held Before Offering(1)
	Aggregate Principal Amount of Notes Owned Before Offering and That May Be Sold
Selling Securityholder		Percentage of Notes Outstanding Before Offering		Number of Shares of Common Stock Offered for Sale(1)(2)	Number of Shares of Common Stock(3)	Percentage of Shares of Common Stock(3)(4)
Akela Capital Master Fund, Ltd.	$7,000,000	3.3%	201,156	201,156	—	*
Argent Classic Convertible Arbitrage Fund L.P.	4,000,000	1.9	114,946	114,946	—	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	4,000,000	1.9	114,946	114,946	—	*
Bear, Stearns & Co. Inc.(5)	1,900,000	*	981,866	54,599	927,267	2.7%
BP Amoco PLC Master Trust	461,000	*	13,247	13,247	—	*
BNP Paribas Equity Strategies, SNC	4,037,000	1.9	126,517	116,009	10,508	*
Calamos® Market Neutral Fund — Calamos® Investment Trust	5,000,000	2.4	143,683	143,683	—	*
Cheyne Fund LP	1,130,000	*	32,472	32,472	—	*
Cheyne Leveraged Fund LP	660,000	*	18,966	18,966	—	*
CIP Limited Duration Company	140,000	*	4,023	4,023	—	*
Coastal Convertibles Ltd	500,000	*	14,368	14,368	—	*
Context Convertible Arbitrage Fund, LP	1,400,000	*	40,231	40,231	—	*

Context Convertible Arbitrage Offshore, L.T.D.	1,800,000	*	51,725	51,725	—	*
CooperNeff Convertible Strategies (Cayman) Master Fund LP	3,981,000	1.9	114,400	114,400	—	*
CS Alternative Strategy Limited	70,000	*	2,011	2,011	—	*
DB Equity Opportunities Master Portfolio Ltd	4,500,000	2.1	129,314	129,314	—	*
D.E. Shaw Investment Group, L.P.	400,000	*	11,494	11,494	—	*
D.E. Shaw Valence Portfolios, L.P.	1,600,000	*	45,978	45,978	—	*
DEAM Convertible Arbitrage	1,500,000	*	43,104	43,104	—	*
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	3,000,000	1.4	86,209	86,209	—	*
GLG Market Neutral Fund(6)	25,000,000	11.9	718,415	718,415	—	*
HighBridge International LLC(7)	23,500,000	11.2	675,310	675,310	—	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	171,000	*	4,913	4,913	—	*
Jefferies & Company Inc.	2,000	*	57	57	—	*
Lyxor / Convertible Arbitrage Fund Limited	247,000	*	7,097	7,097	—	*
Polaris Vega Fund L.P.	1,000,000	*	28,736	28,736	—	*
Pyramid Equity Strategies Fund	1,000,000	*	28,736	28,736	—	*
RBC Alternative Asset, L.P.	150,000	*	13,369	4,310	9,059	*
Sage Capital	3,450,000	1.6	99,141	99,141	—	*
San Diego County Employee Retirement Association	1,000,000	*	28,736	28,736	—	*
Silverback Master, LTD(8)	18,000,000	8.6	517,258	517,258	—	*
SingleHedge US Convertible Arbitrage Fund	665,000	*	19,109	19,109	—	*
Sphinx Convertible Arb Fund SPC	170,000	*	4,885	4,885	—	*
SSI Blended Market Neutral L.P.	300,000	*	8,620	8,620	—	*
SSI Hedged Convertible Market Neutral L.P.	352,000	*	10,115	10,115	—	*
Sturgeon Limited	725,000	*	20,834	20,834	—	*
Sunrise Partners Limited Partnership	10,000,000	4.8	304,166	287,366	16,800	*
Whitebox Convertible Arbitrage Partners, LP	6,000,000	2.9	172,419	172,419	—	*
Xavex Convertible Arbitrage 10 Fund	4,000,000	1.9	114,946	114,946	—	*
Van Kampen Harbor Fund	2,000,000	*	57,473	57,473	—	*
Viacom Inc. Pension Plan Master Trust	15,000	*	431	431	—	*

Zazove Convertible Arbitrage Fund, L.P.	1,000,000	*	28,736		28,736	—		*
Zurich Institutional Benchmarks Master Fund Ltd.	2,029,000	*	58,306		58,306	—		*
All other holders of the Notes or future transferees, pledgees, donees, assignees or successors of any such holders(9)	62,145000	29.6	1,785,836	(10)	1,785,836	—	(10)	*

Totals	$210,000,000	100.00%	6,998,320		6,034,686	963,634		2.8%

*
Less than one percent (1%).

(1)
Assumes conversion of all of the holder's notes based upon the initial conversion price of approximately $34.80 per share of common stock. This is equivalent to a conversion rate of approximately 28.7366 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of the Notes—Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash payment for any fractional share resulting from conversion of the notes, as described under "Description of Notes—Conversion of Notes."

(2)
Except as noted, the shares of common stock that may be sold upon conversion of the notes by any selling securityholder will not represent 1% or more of our outstanding common stock.

(3)
Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4)
Based on 33,714, 285 shares outstanding as of October 8, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(5)
This selling securityholder was an initial purchaser of the notes in our private offering of the notes pursuant to Rule 144A.

(6)
The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 2.1% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 33,714,285 shares of common stock outstanding as of August 31, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(7)
The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 2.0% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 33,714,285 shares of common stock outstanding as of August 31, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(8)
The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 1.5% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 33,714,285 shares of common stock outstanding as of August 31, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(9)
New selling securityholders, if any, will be set forth from time to time in post-effective amendments to the registration statement of which this prospectus is a part or supplements to this prospectus, as required.

(10)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes.

        Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in prospectus supplements if and when required.

PLAN OF DISTRIBUTION

        We are registering the notes and shares of our common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of notes or the shares of our common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders or pledgees, donees or transferees of, or other successors in interest to, the selling securityholders may sell all or a portion of the notes and shares of our common stock beneficially owned by them and offered hereby from time to time:

  •
  directly; or

  •
  through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the notes or shares of our common stock as principals, and who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the notes and shares of our common stock for whom they may act as agent.

        The notes and the shares of our common stock may be sold from time to time in one or more transactions at:

  •
  fixed prices, which may be changed;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of our common stock offered by them hereby will be the purchase price of the notes or shares of our common stock less discounts and commissions, if any.

        The sales described in the preceding paragraph may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes or shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of our common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and shares of our common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of our common stock in the course of hedging their positions.

        The selling securityholders may also sell the notes and shares of our common stock short and deliver notes and shares of our common stock to close out short positions, or loan or pledge notes and shares of our common stock to broker-dealers that in turn may sell the notes and shares of our common stock.

        No selling securityholder may satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of our common stock by the selling securityholders. Selling securityholders might not sell any, or might not sell all, of the notes and the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the notes or the shares of our common stock by other means not described in this prospectus.

        To the extent required, upon being notified by a selling securityholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of notes or common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling securityholder(s) and of the participating agent, underwriter or broker-dealer(s), specific notes and/or common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The outstanding shares of our common stock are listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on the Nasdaq National Market or any other national securities exchange and can give no assurance that any trading market for the notes will develop.

        In order to comply with the securities laws of some states, if applicable, the notes and underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. If a selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of our common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of our common stock to engage in market-making activities with respect to the particular notes and the underlying shares of our common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of our common stock.

        We entered into a registration rights agreement for the benefit of the holders of the notes to register their notes and underlying common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides that the selling securityholders will indemnify New Century Financial Corporation and the initial purchasers and their respective directors, officers and controlling persons and New Century Financial Corporation will indemnify the selling securityholders and the initial purchasers and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We have agreed to pay all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and shares of our common stock.

        We have agreed under the registration rights agreement to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

  (1)
  two years after the later of the last date of original issuance of any of the notes and the date on which we or any of our affiliates owned any of the notes;

  (2)
  the date on which holders of registrable securities are able to sell all of the registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act;

  (3)
  the date when all of the registrable securities of those holders that have provided the information required are registered under the shelf registration statement and disposed of in accordance with the terms of the shelf registration statement; and

  (4)
  the date when all of the Registrable Securities of those Holders that have provided the information required have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

        We may suspend the selling securityholders' use of this prospectus and offers and sales of the notes and shares of common stock pursuant to this prospectus for a period not to exceed 30 days in the aggregate in any three-month period, and not to exceed 60 days in the aggregate in any 365-day period under certain circumstances related to the possibility that the registration statement contains an untrue statement of a material fact or omits to state a material fact and disclosure of the event would have, in our reasonable, good faith belief, a material adverse effect on our business. If we do not maintain the effectiveness of the registration statement of which this prospectus is a part in accordance with the registration rights agreement, subject to the permitted suspension periods, we may be required to pay additional cash interest as liquidated damages as specified in the registration rights agreement.

        The anti-manipulation rules under the Exchange Act may apply to sales of notes or shares of common stock in the market and to the activities of the selling securityholders and their affiliates.

LEGAL MATTERS

        Certain legal matters in connection with the notes will be passed upon for us by O'Melveny & Myers llp, Newport Beach, California.

EXPERTS

        The consolidated financial statements of New Century Financial Corporation as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
ABOUT NEW CENTURY FINANCIAL CORPORATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov.

        Our common stock is quoted on The Nasdaq National Market under the symbol "NCEN" and our SEC filings can also be read at: The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        You may also obtain information about New Century Financial Corporation at our Internet website at http://www.ncen.com. However, the information on our website does not constitute a part of this prospectus.

        We are "incorporating by reference" certain documents that we file with the SEC, which means that such documents are considered part of this prospectus and that we can disclose important information to you by referring to those documents. Information that we file in the future with the SEC will automatically update and supersede earlier information in or incorporated by reference in this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

        We incorporate herein by reference the documents listed below and any other information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus until the offering is completed:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003 (including the portions of our Proxy Statement on Schedule 14A filed on April 4, 2003 that are incorporated by reference therein);

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, filed on May 15, 2003 and August 13, 2003, respectively;

  •
  Our Current Report on Form 8-K, filed on January 10, 2003, regarding various developments related to our credit facilities, an employment agreement with Mr. Patrick Rank, an increase in the size of our board of directors and an increase in our quarterly dividend;

  •
  Our Current Report on Form 8-K, filed on May 28, 2003, announcing the approval by our board of directors of a three-for-two stock split and a post-split quarterly dividend of $0.10 per share;

  •
  Our Current Report on Form 8-K, filed on June 18, 2003, regarding amendments to a certain credit facility and to file a press release related to our three-for-two stock split and post-split quarterly dividend;

  •
  Our Current Report on Form 8-K, filed on June 25, 2003, regarding amendments to certain credit facilities and certain wage and hour employment litigation;

  •
  Our Current Report on Form 8-K, filed on July 3, 2003, regarding our intention to offer an expected $175 million of convertible senior notes in a private placement;

  •
  Our Current Report on Form 8-K, filed on July 17, 2003, regarding the completion of our private placement of $210 million of convertible senior notes due 2008;

  •
  Our Current Report on Form 8-K, filed on September 12, 2003, regarding our special stockholders meeting on September 10, 2003 and other matters;

  •
  Our Current Report on Form 8-K, filed on September 26, 2003, regarding the settlement of a lawsuit involving one of our subsidiaries;

  •
  Our Current Report on Form 8-K, filed on October 10, 2003, regarding amendments to certain credit facilities and a 10b5-1 selling plan;

  •
  Our Current Report on Form 8-K, filed on October 15, 2003, regarding the filing of the registration statement of which this prospectus forms a part and an update to various legal proceedings; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on June 2, 1997, and any other amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically requested. Requests should be directed to:

New Century Financial Corporation
Investor Relations
18400 Von Karman Avenue, Suite 1000
Irvine, California 92612
(949) 440-7030

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        New Century Financial Corporation is paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable brokers' commissions and expenses. The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the notes and common stock offered hereby. All of such fees expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$19,092
Accounting fees and expenses	12,500
Legal fees and expenses	35,000
Printing fees and expenses	5,000
Trustee and transfer agent fees	15,000
Miscellaneous	8,408

Total	$95,000

Item 15. Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, or the "DGCL", we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

        Our Amended and Restated Certificate of Incorporation provides that a director of the company shall not be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent provided by applicable law for any breach of the director's duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the DGCL or for any transaction from which the director derives an improper personal benefit. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of our Amended and Restated Certificate of Incorporation is to eliminate the rights of the company and its stockholders (through stockholders' derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided in our Amended and Restated Certificate of Incorporation and in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

        Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain limitations for settlements not approved by us, for losses covered by an insurance policy, for judgments for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act and similar laws and where prohibited by applicable law.

        We have entered into agreements with each of our directors and officers pursuant to which we have agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the company or any other corporation of which such person is a director or officer at the request of the company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

        At present, there is no pending litigation or proceeding involving a director or officer of the company as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        The registrant maintains a policy providing directors' and officers' liability insurance, which insures directors and officers of the registrant in certain circumstances with a liability limit of $55 million per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

        The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers and the registrant's directors' and officers' liability insurance policy and are qualified in their entirety by reference thereto.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
4.1	Specimen Certificate for Registrant's Common Stock (1)
4.2	Indenture, dated as of July 8, 2003, by and between the Registrant and Wells Fargo Bank, N.A., as Trustee (2)
4.2.1	Form of 3.50% Convertible Senior Note (included as part of Exhibit 4.2 hereto) (2)
4.3	Registration Rights Agreement, dated July 8, 2003, by and among New Century Financial Corporation, Bear, Stearns & Co. Inc. and the other initial purchasers referred to therein (2)
5.1*	Opinion of O'Melveny & Myers LLP as to legality of the securities being issued
8.1*	Opinion of O'Melveny & Myers LLP as to material U.S. income tax matters
12.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1	Consents of O'Melveny & Myers LLP (included as part of Exhibits 5.1 and 8.1 hereto)
23.2*	Consent of KPMG LLP, Independent Auditors
24.1	Power of Attorney (included on signature page of the Registration Statement hereto)
25.1*	Form T-1 Statement of Eligibility of Trustee under the Indenture

*
Filed herewith.

(1)
Incorporated herein by reference to the Registrant's Form S-1 Registration Statement (No. 333-25483) as filed with the with the Securities and Exchange Commission (the "Commission") on June 23, 1997.

(2)
Incorporated herein by reference to the Registrant's Form 10-Q as filed with the Commission on August 13, 2003.

(b)
Financial Statement Schedules

        None.

Item 17. Undertakings

        (a) The undersigned registrant hereby undertakes:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Commission by the registrant under Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, New Century Financial Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 15th day of October, 2003.

NEW CENTURY FINANCIAL CORPORATION (registrant)
By:	/s/ ROBERT K. COLE Robert K. Cole Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	October 15, 2003
/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman and Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2003
/s/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 15, 2003
/s/ FREDERIC J. FORSTER Frederic J. Forster	Director	October 15, 2003
/s/ DONALD E. LANGE Donald E. Lange	Director	October 15, 2003
/s/ WILLIAM J. POPEJOY William J. Popejoy	Director	October 15, 2003
/s/ MICHAEL M. SACHS Michael M. Sachs	Director	October 15, 2003
/s/ TERRENCE P. SANDVIK Terrence P. Sandvik	Director	October 15, 2003
/s/ RICHARD A. ZONA Richard A. Zona	Director	October 15, 2003

EXHIBIT INDEX

        Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

        The following exhibits are included, or incorporated by reference, in this Form S-3 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number	Description
4.1	Specimen Certificate for Registrant's Common Stock(1)
4.2	Indenture, dated as of July 8, 2003, by and between the Registrant and Wells Fargo Bank, N.A., as Trustee(2)
4.2.1	Form of 3.50% Convertible Senior Note (included as part of Exhibit 4.2 hereto)(2)
4.3	Registration Rights Agreement, dated as of July 8, 2003, by and among the Registrant and Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated(2)
5.1*	Opinion of O'Melveny & Myers LLP as to legality of the securities being issued
8.1*	Opinion of O'Melveny & Myers LLP as to material U.S. income tax matters
12.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1	Consents of O'Melveny & Myers LLP (included as part of Exhibits 5.1 and 8.1 hereto)
23.2*	Consent of KPMG LLP, Independent Auditors
24.1	Power of Attorney (included on signature page of the Registration Statement hereto)
25.1*	Form T-1 Statement of Eligibility of Trustee under the Indenture

*
Filed herewith.

(1)
Incorporated herein by reference to the Registrant's Form S-1 Registration Statement (No. 333-25483) as filed with the with the Securities and Exchange Commission (the "Commission") on June 23, 1997.

(2)
Incorporated herein by reference to the Registrant's Form 10-Q as filed with the Commission on August 13, 2003.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
New Century Financial Corporation
Terms of the Notes
Risk Factors
RISK FACTORS
Risks Related to the Notes
Risks Related to Our Business
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT NEW CENTURY FINANCIAL CORPORATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX